Exhibit 10.1

EXECUTION

MASTER REPURCHASE AGREEMENT

Between:

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE
AMERICAS, NEW YORK, NEW YORK, as Buyer

and

RMTG LENDER LLC, as Seller

Dated as of February 18, 2021

TABLE OF CONTENTS

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SCHEDULES AND EXHIBITS

SCHEDULE 1	Representations and Warranties

SCHEDULE 2	Responsible Officers

SCHEDULE 3	Scheduled Indebtedness

EXHIBIT A	Form of Release Letter

EXHIBIT B	Form of Distribution Worksheet

EXHIBIT C	Form of Power of Attorney

EXHIBIT D	Form of Tax Compliance Certificate

EXHIBIT E	Reserved

EXHIBIT F	Form of Transaction Request and Confirmation

EXHIBIT G	Form of Notice to Obligor

EXHIBIT H	Form of Request for Repurchase and Confirmation

EXHIBIT I	Form of Custodial Delivery Letter

EXHIBIT J	Form of Escrow Instruction Letter

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT (the “Agreement”), dated as of February 18, 2021, between RMTG LENDER LLC, a Delaware limited liability company (“Seller”) and UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, a Delaware corporation (the “Buyer”).

SECTION 1.	Applicability

From time to time at the request of Seller the parties hereto may enter into transactions in which (a) Seller agrees to transfer to Buyer Purchased Assets against the transfer of funds by Buyer and (b) Buyer simultaneously agrees to transfer to Seller each of such Purchased Assets on the applicable Repurchase Date against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder), unless otherwise agreed in writing. This Agreement sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.

The Pricing Letter is one of the Program Documents as defined below. The Pricing Letter is incorporated by reference into this Agreement and Seller and Buyer agree to adhere to all terms, conditions and requirements of the Pricing Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Pricing Letter, the terms of the Pricing Letter shall govern.

After the initial Purchase Date, as part of separate Transactions, Seller may request, and Buyer may fund, subject to the terms and conditions of this Agreement, an increase to the Purchase Price for a Purchased Asset based on an increase in Asset Value solely resulting from the satisfaction, in whole, or in part, of a Future Funding Obligation.

SECTION 2.	Definitions

As used herein, the defined terms set forth below shall have the meanings set forth herein. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Pricing Letter. Additionally, as used herein, the following terms shall have the meanings defined in the Uniform Commercial Code: accounts, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles and software), and supporting obligations, products and proceeds.

“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior or pari passu senior position of a Commercial Mortgage Loan.

“Accepted Servicing Practices” shall have the meaning set forth in the Servicing Agreement.

“Acquisition Cost” shall mean the total cost to Seller of originating or acquiring a Purchased Asset, which shall mean (i) with respect to an originated Purchased Asset, the outstanding principal balance advanced by Seller to the related Obligor or (ii) with respect to an acquired Purchased Asset, the purchase price paid by Seller for such Purchased Asset plus any principal balance advanced by Seller to the related Obligor prior to the Purchase Date and any subsequently funded Future Funding Obligations.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Master Repurchase Agreement between Buyer and Seller, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Debt Service” shall mean, for any Purchased Asset (a) twelve (12) times the monthly payment in effect on the date of determination with respect to the related Purchased Asset or (b) if the related Purchased Asset provides for an initial interest-only period and provides for scheduled amortization payments during the next twelve (12) months, twelve (12) times the average monthly payment of principal and interest payable during the amortization period; provided however to the extent Buyer included any portion of Future Funding Obligations to offset tenant improvements, leasing commissions, and replacement reserves for capital items in Buyer’s determination of Underwritten Net Cash Flow, such portion of Future Funding Obligations shall be included in the outstanding principal balance of the Purchased Asset solely with respect to the determination of Annual Debt Service.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(x) hereof.

“Appraised Value” shall mean, with respect to any Purchased Asset, the “as is” value set forth in a Qualified Appraisal of the related Mortgaged Property.

“Approved Bailee” shall have the meaning assigned to such term in the Custodial Agreement.

“Approved Product” shall have the meaning set forth in the Pricing Letter.

“Approved Underwriting Guidelines” shall mean the underwriting guidelines of Seller or its Affiliates, which have been approved by Buyer in its sole discretion.

“Asset File” shall mean the documents specified on Exhibit A to the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Asset Schedule” shall mean with respect to any Transaction as of any date, an Asset Schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer in accordance with the terms of this Agreement and to Custodian as set forth in the Custodial Agreement.

“Asset Value” shall have the meaning set forth in the Pricing Letter.

“Assignment and Acceptance” shall have the meaning set forth in Section 18 hereof.

“Assignment of Leases” shall mean, with respect to any Mortgage or other security agreement, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage or other security agreement.

“ASTM” shall have the meaning set forth in Schedule 1 hereof.

“B-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the junior position of a Commercial Mortgage Loan.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership meeting the requirements of the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Blank Assignment Documents” shall have the meaning set forth in Section 3(b)(vii) hereof.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or the state where the UBS Account is located, or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, its permitted successors in interest and assigns pursuant to Section 18 and, with respect to Section 7, its participants.

“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person.

“Change in Control” shall mean any of the following events:

(a)           any transaction or event as a result of which (i) Guarantor ceases to directly or indirectly own, beneficially or of record, 100% of the Capital Stock of Seller; (ii) Manager ceases to directly or indirectly manage the day to day affairs of Seller; (iii) The RMR Group LLC ceases to directly or indirectly own and Control 100% of the interests of Manager; or (iv) any Person who is not an Affiliate of Manager who did not previously own, directly or indirectly, at least 35% of the Capital Stock of Guarantor acquires such percentage without the prior written consent of Buyer.

(b)           a Division/Series Transaction has occurred with respect to any Seller Party; or

(c)           the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction or whole loan sale).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Mortgage Loan” shall mean a fixed or floating rate senior mortgage loan that is secured by a first mortgage lien on one (1) or more properties that are each used as an Approved Product.

“Commercial Mortgage Loan Documents” shall mean the documentation governing a Commercial Mortgage Loan and all ancillary documents related thereto.

“Complete Submission” shall mean with respect to any Transaction, the Summary Diligence Materials, together with the Asset Schedule to be attached thereto.

“Confidential Information” shall have the meaning set forth in Section 12(u) hereof.

“Confidential Terms” shall have the meaning set forth in Section 31 hereof.

“Control” shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Costs” shall have the meaning set forth in Section 15(a) hereof.

“Credit Event” shall mean the occurrence of an event or the existence of any circumstance relating to the Mortgaged Property that could reasonably be expected to have a material adverse effect on the value, operations or cash flows of the Mortgaged Property, as determined by Buyer in its sole discretion; provided, that, no Credit Event shall be deemed to have occurred solely based on any disruption in the commercial mortgage-backed securities markets, capital markets or credit markets or any other event that, in each case, solely results in the increase or decrease of interest rate spreads or other similar benchmarks (including treasuries, interest rates swaps, LIBOR or any other rate).

“Credit File” shall mean with respect to each Purchased Asset, the documents and instruments relating to the origination and administration of such Purchased Asset.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodial Asset Transmission” shall have the meaning set forth in the Custodial Agreement.

“Custodial Delivery Letter” shall mean a letter in the form of Exhibit I hereto.

“Custodian” shall mean Wells Fargo Bank, National Association or any successor thereto under the Custodial Agreement.

“Default” shall mean an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Party” shall have the meaning set forth in Section 30 hereof.

“Distribution Worksheet” shall mean a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Payment Date, substantially in the form of Exhibit B hereto.

“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” and “$” shall mean the lawful money of the United States of America.

“E-Sign” shall mean the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Record” shall mean “Record” and “Electronic Record,” both as defined in E-Sign, and shall include but not be limited to, recorded telephone conversations, fax copies or electronic transmissions.

“Electronic Signature” shall have the meaning set forth in E-Sign.

“Electronic Transactions” shall mean transactions conducted using Electronic Records and/or Electronic Signatures or fax copies of signatures.

“Eligible Asset” shall mean an asset that, as of the applicable Purchase Date, is; (a) a Commercial Mortgage Loan; (b) a senior or pari passu Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate; (c) if a Commercial Mortgage Loan is in an A/B structure (where the A-Note is senior to the B-Note), the A-Note thereof; (d) a junior Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate (provided that the respective senior Participation Interest with respect thereto is a Purchased Asset); (e) if a Commercial Mortgage Loan is in an A/B structure (where the A-Note and B-Note are pari passu), the A-Note and/or B-Note thereof; (f) if a Commercial Mortgage Loan is in an A/B structure (where the A-Note is senior to the B-Note), the B-Note (provided that the A-Note with respect thereto is a Purchased Asset), and in each instance, conforms with the applicable representations and warranties set forth on Schedule 1 hereto in all material respects, subject to such Schedule of Exceptions relating thereto as shall be acceptable to Buyer in its sole discretion.

“Environmental Condition” shall mean recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor).

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety, or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.

“EO13224” shall have the meaning set forth in Section 11(y) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person with which it is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, which is treated as a single employer described in Section 414(m) or (o) of the Code.

“ESA” shall have the meaning set forth in Schedule 1 hereof.

“Escrow Instruction Letter” shall mean, with respect to a Table-Funded Asset, an instruction letter delivered to the applicable title insurance company substantially in the form of Exhibit J hereto or as otherwise approved by Buyer in its sole discretion.

“Event of Default” shall have the meaning set forth in Section 13 hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on Buyer or required to be withheld or deducted from a payment made to Buyer pursuant to this Agreement of the other Program Documents (a) income taxes (however denominated), branch profits taxes, and franchise taxes (i) imposed as a result of Buyer being organized, maintaining its principal office or a lending or purchasing office in the jurisdiction (or any political subdivision of any thereof) imposing such Tax, or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed by the laws of the United States of America on amounts payable to or for the account of Buyer with respect to this Agreement or the other Program Documents pursuant to a law in effect on the date on which Buyer acquired an interest in this Agreement or the other Program Documents or changed its lending or purchasing office, except in each case to the extent that amounts with respect to such Taxes were payable either to Buyer's assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its lending or purchasing office, (c) any Taxes attributable to Buyer’s failure to comply with Section 7(b)(ii), and (d) any withholding Taxes imposed under FATCA.

“Facility Exit Fee” shall have the meaning set forth in the Pricing Letter.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Side Letter” shall mean that certain letter agreement among UBS Securities LLC and each Seller Party, dated as of the date hereof, as the same may be amended from time to time.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“Financial Reporting Party” shall have the meaning set forth in the Pricing Letter.

“Financial Statements” shall have the meaning set forth in Section 12(d) hereof.

“Future Funding Obligation” shall mean, with respect to a Purchased Asset, any amount required to be advanced by the holder after the first disbursement under such Purchased Asset which as of the date of determination has not yet been advanced.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” shall have the meaning set forth in Section 12(u) hereof.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions over any Seller Party or Buyer, as applicable.

“Ground Lease” shall mean a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Obligor of the related Mortgage Loan.

“Ground Lessee” shall mean the lessee under a Ground Lease.

“Guarantor” shall mean, RMR Mortgage Trust, in its capacity as guarantor under the Program Guaranty or any of its successors in interest thereto.

“Hedge Agreement” shall mean any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement.

“Hospitality” shall mean a real estate development owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as a hotel or motel which is part of a national or regional chain or franchise (determined by Buyer in its sole good faith discretion), including all land, amenities and improvements, with individual rooms principally for short-term rental to tenants occupying same.

“Income” shall mean, with respect to any Purchased Asset at any time, any principal thereof received and all interest, dividends or other distributions received by or on behalf of Seller until repurchased by Seller thereon, excluding (i) payments received with respect to any Purchased Asset which are designated for payment of reserves and/or escrows required thereunder, (ii) security deposits and (iii) to the extent no Event of Default shall have occurred and be continuing and to the extent received by Buyer, any amounts in excess of the outstanding principal balance of such Purchased Asset that is repurchased by Seller under Section 3(e) hereof or any other provision of this Agreement. For the avoidance of doubt Income shall in no event include origination fees and expense deposits paid in connection with the origination and closing of the Purchased Asset.

“Indebtedness” shall have the meaning set forth in the Pricing Letter.

“Indemnified Party” shall have the meaning set forth in Section 15(a) hereof.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller hereunder or under any Program Document, and (ii) Other Taxes.

“Independent Director” shall mean the independent director appointed in accordance with the organizational documents of Seller.

“Industrial” shall mean a property owned by an Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as an industrial property.

“Insolvency Event” shall mean, for any Person:

(a)           that such Person shall fail generally to pay its debts as they become due (unless those debts are subject to a good-faith dispute as to liability or amount); or

(b)           a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, which, in the case of a proceeding not initiated by, on behalf of or with the consent of a Seller Party, is not dismissed or stayed within thirty (30) days; or

(c)           the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(d)          that such Person shall become insolvent as determined under common law; or

(e)          if such Person is a corporation, such Person, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c) or (d) occurring with respect to such corporation.

“Insurance Rating Requirements” shall mean, with respect to an insurer meeting the requirements of the related Mortgage, a claims-paying or financial strength rating of at least “A-VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P.

“IRS” shall mean the Internal Revenue Service.

“LIBOR Replacement Notice” shall have the meaning set forth in Section 6(d) hereof.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or similar encumbrance.

“Litigation Threshold” shall have the meaning set forth in the Pricing Letter.

“LTV” shall mean with respect to any Purchased Asset, the ratio of the lesser of the Acquisition Cost or the outstanding principal amount of such Purchased Asset, as of the date of determination, plus any other debt pari passu, senior or junior thereto (including mezzanine debt and excluding preferred equity unless approved by Buyer in writing), in each instance, secured directly or indirectly (including, without limitation, Purchased Assets) by the Mortgaged Property, to the Appraised Value of the Mortgaged Property.

“Manager” shall mean Tremont Realty Advisors LLC.

“Margin Call” shall have the meaning set forth in Section 4(c) hereof.

“Margin Deficit” shall have the meaning set forth in Section 4(b) hereof.

“Margin Deficit Call” shall have the meaning set forth in Section 4(b) hereof.

“Margin Deadlines” shall have the meaning set forth in Section 4(d) hereof.

“Margin Excess” shall have the meaning set forth in Section 4(c) hereof.

“Margin Excess Call” shall have the meaning set forth in Section 4(c) hereof.

“Market Value” shall have the meaning set forth in the Pricing Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, condition (financial or otherwise) or prospects of Seller Parties taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, or (d) the rights and remedies of Buyer or any Affiliate under any of the Program Documents.

“Maximum Aggregate Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Mixed Use” shall mean a Mortgaged Property used for both residential and non-residential purposes.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority security interest in an estate in fee simple in real property and the improvements thereon or a lessee’s leasehold interest in a Ground Lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean, with respect to any Purchased Asset, a mortgage loan made in respect of the related Mortgaged Property.

“Mortgage Note” shall mean a note or other evidence of indebtedness of an Obligor secured by a Mortgage that is a Purchased Asset, including an A-Note or a B-Note.

“Mortgaged Property” shall mean (a) with respect to a Commercial Mortgage Loan the real property or leasehold interest securing repayment of the debt evidenced by a Mortgage Note; and (b) with respect to a Participation Interest, the real property securing the Commercial Mortgage Loan in which such Participation Interest represents a participation.

“Multi-Family” shall mean a property owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as a five-or-more residential units, including all land, amenities and improvements, with individual units principally for lease to residential tenants occupying same.

“Nondefaulting Party” shall have the meaning set forth in Section 30 hereof.

“Notice to Obligor” shall mean a notice, substantially in the form of Exhibit G hereto, which Buyer may send or cause to be sent to each Obligor of a Purchased Asset subject to a Transaction after the occurrence and continuance of an Event of Default.

“Obligations” shall mean (a) any amounts owed by Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Program Documents, and (b) all other obligations or amounts owed by Seller to Buyer or an Affiliate of Buyer under any Program Document, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.

“Obligor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“OFAC” shall mean the United States Treasury Department’s Office of Foreign Assets Control.

“Office Building” shall mean a building owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as an office building, including all land, amenities and improvements, with individual office space held principally for lease to commercial tenants and not principally for lease to recreational or residential tenants.

“One-Month LIBOR” shall have the meaning set forth in the Pricing Letter.

“Other Connection Taxes” shall mean Taxes imposed on Buyer as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document and any taxes, if any, imposed on any payment made with respect to any Purchased Asset arising from Buyer acquiring legal ownership of such Purchased Asset under the Program Documents.

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a performing senior or pari passu senior or junior participation interest in a performing Commercial Mortgage Loan evidenced by a Participation Certificate.

“Payment Date” shall mean the sixteenth (16th) day of each calendar month (or the immediately succeeding Business Day if such day is not a Business Day).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Amount” shall have the meaning set forth in the Pricing Letter.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall have the meaning set forth in Section 11(s) hereof.

“PML” shall have the meaning set forth in Schedule 1 hereof

“Post-Default Rate” shall have the meaning set forth in the Pricing Letter.

“Power of Attorney” shall mean a Power of Attorney substantially in the form of Exhibit C hereto.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) to the Purchase Price for such Transaction, on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Letter” shall mean that certain letter agreement among Buyer and each Seller Party, dated as of the date hereof, as the same may be amended from time to time.

“Pricing Rate” shall have the meaning set forth in the Pricing Letter.

“Principal Payment” shall mean, for any Purchased Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset, including, without limitation, (i) a scheduled principal payment, (ii) principal prepayments from any source and of any nature whatsoever, (iii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount or other invested amount of the related Purchased Asset, or (iv) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount or the invested amount of the related Purchased Asset.

“Program Documents” shall mean this Agreement, the Pricing Letter, the Fee Side Letter, the Custodial Agreement, the Servicing Agreement, the Servicer Notice, the Program Guaranty and the Power of Attorney.

“Program Guaranty” shall mean that certain guaranty made by Guarantor in favor of Buyer, as amended from time to time.

“Prohibited Person”: shall mean a Person (i) who is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Assets are sold by Seller to Buyer.

“Purchase Closing Statement” shall mean the form attached as Annex 2 to the Transaction Request and Confirmation for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.

“Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Letter.

“Purchased Asset” shall mean the Commercial Mortgage Loans (or other Eligible Assets), together with the related Repurchase Assets transferred by Seller to Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request and Confirmation.

“Qualified Appraisal” shall mean an appraisal of the related Mortgaged Property signed by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation was and is not affected by the approval or disapproval of the Commercial Mortgage Loan, and such appraisal and appraiser both satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (ii) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Commercial Mortgage Loan was originated.

“Qualified Transferee” shall mean (a) any real estate investment trust, insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, sovereign fund, government entity or plan, investment company, money management firm or investment fund or (b) any Affiliate of Buyer.

“Records” shall mean all instruments, agreements and other books, records, and reports and data stored in other media maintained by any Seller Party, Servicer or any other person or entity with respect to a Purchased Asset. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Purchased Asset.

“Register” shall have the meaning set forth in Section 19(b) hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and (c) and Section 857(a) of the Code.

“Remittance Date” shall have the meaning set forth in the Servicing Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.

“Reporting Date” shall mean the Remittance Date.

“Reporting Period” shall have the meaning provided in Section 11(s) hereof.

“Repurchase Assets” shall have the meaning provided in Section 8(a) hereof.

“Repurchase Date” shall mean the date on which Seller is to repurchase any or all Purchased Assets subject to a Transaction from Buyer or the date on which a Purchased Asset shall no longer be subject to a Transaction, which shall be the earliest of (i) the Termination Date or (ii) any date determined by application of the provisions of Sections 3(e) or 14 hereof.

“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer or its designee to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for the related Purchased Asset and the accrued but unpaid Price Differential for the related Purchased Asset plus any fees due as of the date of such determination less any of the foregoing amounts received by Buyer prior to the date of such determination.

“Request for Repurchase and Confirmation” shall mean a request from Seller to Buyer, in the form attached as Exhibit H hereto, to repurchase Purchased Assets subject to a Transaction.

“Requirement of Law” shall mean as to any Person, any law, treaty, rule, regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean an officer of Seller listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time, or any other officer deemed acceptable by Seller and Buyer.

“Retail” shall mean a property owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as one or more retail stores, held principally for lease to one or more commercial retail tenants and not principally for lease to residential tenants.

“Revaluation Event” shall mean the occurrence of any event listed in clauses (b), (c), (d), (g), (k), (l) and (o) of the definition of Asset Value.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Scheduled Payment” shall mean the scheduled payment of principal and/or interest on a Purchased Asset.

“Schedule of Exceptions” shall mean the schedule attached to the Transaction Request and Confirmation, which shall set forth any exceptions to the representations and warranties (i) made pursuant to Section 11 hereof, or (ii) set forth in Schedule 1, with respect to each Purchased Asset covered thereby.

“SEC” shall mean the Securities and Exchange Commission.

“Section 4402” shall have the meaning set forth in Section 30 hereof.

“Seller” shall mean RMTG Lender LLC, or any successors in interest thereto.

“Seller Party” shall mean each of Seller and Guarantor, collectively, the “Seller Parties”.

“Servicer” shall mean (i) Midland Loan Services, a Division of PNC Bank, National Association and (ii) any other successor servicer or subservicer approved by Buyer in accordance with the terms of this Agreement.

“Servicer Account” shall mean the account of Seller which is maintained by the Servicer on behalf of Seller pursuant to the terms of the Servicing Agreement.

“Servicer Notice” shall mean that certain servicer notice and acknowledgement executed and delivered by a Servicer, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Servicer Termination Event” has the meaning specified in Section 16(i) hereof.

“Servicing Agreement” shall mean that certain servicing agreement dated October 20, 2020, entered into between Seller, Manager and Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any replacement servicing agreement entered into with a successor to the then existing Servicer as approved in accordance with the terms of this Agreement.

“Servicing Rights” shall mean the rights of any Person to administer, service or subservice the Purchased Assets or to possess related Records.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Summary Diligence Materials” shall mean the items described on Annex 3 to Exhibit F hereto for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.

“Table-Funded Asset” shall mean an Eligible Asset that has been approved by Buyer in its sole discretion and for which Seller delivered a Transaction Request and Confirmation pursuant to Section 3(b) hereof.

“Tax Compliance Certificate” shall have the meaning set forth in Section 7(b)(ii) hereof.

“Taxes” shall mean any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall have the meaning set forth in the Pricing Letter.

“Third Party Participants” shall have the meaning set forth in Section 12(w) hereof.

“Third Party Transaction Parties” shall have the meaning set forth in Section 17 hereof.

“Title Exception” shall have the meaning set forth in Schedule 1 hereof.

“Title Policy” shall have the meaning set forth in Schedule 1 hereof.

“Transaction” shall have the meaning set forth in Section 1 hereof.

“Transaction Request and Confirmation” shall mean a request from Seller to Buyer, in the form attached as Exhibit F hereto, to enter into a Transaction, which shall not be binding upon Buyer unless and until countersigned by Buyer and delivered to Seller.

“TRIA” shall have the meaning set forth in Schedule 1 hereof.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“UBS Account” shall mean the account described in Section 9(a) hereof.

“Underwritten Net Cash Flow” shall have the meaning set forth in the Pricing Letter.

“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Upfront Fee” shall have the meaning set forth in the Pricing Letter.

SECTION 3.	Initiation; Termination

(a)           Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller all of the following, each of which shall be satisfactory in form and substance to Buyer and its counsel (it being acknowledged and agreed by Buyer that Buyer’s execution of this Agreement shall serve as Buyer’s confirmation that it has received each of the below in form and substance satisfactory to Buyer and its counsel):

(i)       Program Documents. The Program Documents duly executed by the parties thereto and delivered to Buyer.

(ii)     Organizational Documents. Certified copies of the organizational documents of each Seller Party.

(iii)    Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party, dated as of the Effective Date.

(iv)    Officer’s Certificate. An officer’s certificate of each Seller Party in form and substance acceptable to Buyer in its sole good faith discretion.

(v)    Opinions of Counsel. An opinion of Seller Parties’ counsel, setting forth corporate, enforceability, perfection, safe harbor and Investment Company Act of 1940 opinions, which shall be acceptable to Buyer and its counsel in their sole discretion.

(vi)    Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(vii)   Insurance. Evidence that Seller has added or, has included (or has caused Manager to add or include Seller) in a policy whereby coverage is maintained on its behalf, endorsements for Fidelity Insurance in amounts customary for an entity of the size and scope of its operations.

(viii)  Fees. Payment of any fees and other costs and expenses due and payable to Buyer hereunder to the extent the applicable Seller Party has received an invoice for such fees.

(ix)    Appointment of Independent Director. Evidence that an Independent Director has been appointed in accordance with the organizational documents of Seller.

(x)      Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)          Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b) with respect to each proposed Transaction, Buyer may, in its sole discretion, enter into such Transaction with Seller up to the Maximum Aggregate Purchase Price. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)     Due Diligence Review. Without limiting the generality of Section 17 hereof, Buyer shall have completed, to its good faith satisfaction, its preliminary due diligence review of the related Purchased Assets; provided that if the Commercial Mortgage Loan Documents prohibit or restrict Buyer from performing such due diligence review to the satisfaction of Buyer and therefore Buyer fails to confirm such asset as an Eligible Asset, such asset shall be an ineligible asset.

(ii)     No Default. No Default or Event of Default shall have occurred and be continuing under the Program Documents.

(iii)    Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 11 of this Agreement and by Guarantor in Section 9 of the Program Guaranty, shall be true, correct and complete in all material respects with the same force and effect as if made as of such Purchase Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv)    Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price attributable to all Purchased Assets subject to then outstanding Transactions under this Agreement, in any case, shall not exceed the Maximum Aggregate Purchase Price.

(v)     No Margin Deficit. After giving effect to the requested Transaction, no Margin Deficit shall have occurred or be continuing.

(vi)    Transaction Request and Confirmation. Seller shall have delivered (A) to Buyer, not later than 11:00 a.m., New York time, ten (10) Business Days’ prior to the requested Purchase Date, and to Custodian, in accordance with the timeframes set forth in the Custodial Agreement, (a) a Transaction Request and Confirmation and (b) an Asset Schedule with respect to all Purchased Assets subject to the requested Transaction and (B) in addition, with respect to any Table-Funded Assets, (1) to the Approved Bailee a copy of the related Transaction Request and Confirmation no later than 2:00 p.m. New York time on the requested Purchase Date, to be held in escrow by the Approved Bailee on behalf of Buyer pending finalization of the Transaction and (2) to Buyer copies of the fully executed Bailee Letter and Escrow Instruction Letter including the appropriate wire instructions for the Purchase Price of the related Purchased Asset no later than 2:00 p.m. New York time on the requested Purchase Date.

(vii)   Delivery of Asset File. On or before each Purchase Date with respect to each Purchased Asset, Seller shall deliver or cause to be delivered to Buyer or its designee (initially, the Custodian) the Custodial Delivery Letter in the form attached hereto as Exhibit I. In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, (A) on or prior to each Purchase Date with respect to such Purchased Asset, or (B) on or prior to the fifth (5th) Business Day following the Purchase Date with respect to a Table-Funded Asset (provided, that, if Buyer’s diligence review of the related Asset File for a Table-Funded Asset requires the delivery of a document or instrument or the equivalent contained in the Asset File that Seller cannot deliver, or cause to be delivered, to Custodian at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation (including a failure to deliver any title policy that is to reference such recorded documents), the delivery requirements set forth in this Agreement and the Custodial Agreement shall be deemed to have been satisfied as to such non-delivered document or instrument (including any associated title policy) if a copy thereof (certified by Seller to be a true and complete copy of the original thereof submitted for recording, as applicable) is delivered to Custodian on or before the date on which such original is required to be delivered, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording thereon, is delivered to Custodian within ninety (90) days of the related Purchase Date, and, provided, further, that Buyer may, but is not obligated to, consent to a later date for delivery of any part of the Asset File in its sole discretion), Seller shall deliver or cause to be delivered and released to the Custodian the documents set forth in the Asset File, pertaining to each of the Purchased Assets identified in the Custodial Delivery Letter delivered therewith; it being agreed that any assignment documents related to the transfer of the Purchased Assets to Buyer shall be delivered in blank (the “Blank Assignment Documents”) and shall not be recorded or filed by or on behalf of Buyer unless and until an Event of Default has occurred and is continuing.

(viii)  Delivery of Trust Receipt. Except in the case of a Table-Funded Asset, Custodian shall have delivered to Buyer, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt (accompanied by a Custodial Asset Transmission) with respect to each Purchased Asset subject to the requested Transaction.

(ix)    Servicing. If after the Effective Date, Seller engages a new Servicer to service a Purchased Asset, Seller shall (i) notify Buyer; (ii) deliver a fully executed servicing agreement in form and substance reasonably acceptable to Buyer and (iii) cause the Servicer to enter into a Servicer Notice.

(x)     Fees and Expenses. Buyer shall have received all fees and reasonable expenses as contemplated by Sections 9 and 15(b) which amounts, at Buyer’s option, may be withheld from the proceeds remitted by Buyer to Seller pursuant to any Transaction hereunder; and with respect to those fees and expenses that do not have a specific due date hereunder shall be due within thirty (30) days following the date a Responsible Officer of any Seller Party has received an invoice related thereto.

(xi)                No Violation of Law. No Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall result in Buyer’s entering into any Transaction to be a violation of such Requirement of Law.

(xii)               Additional Purchase Price Increases for Future Funding Obligations. If Seller is requesting that Buyer increase the Purchase Price of a Purchased Asset in order to fund Future Funding Obligations, Seller shall have requested an increase to the outstanding Purchase Price with respect to amounts to be funded under a Future Funding Obligation in accordance with the time frames set forth in Section 3(c); for the avoidance of doubt, unless Buyer previously agreed to advance additional increases in the Purchase Price to fund Future Funding Obligations for a Transaction (which agreement of Buyer may be made prior to the initial Purchase Date for such Purchased Asset and set forth in the Transaction Request and Confirmation therefor), Buyer shall determine in its sole good faith discretion whether to advance additional increases in the Purchase Price in connection with a funded Future Funding Obligation.

(xiii)               Seller Certification. In connection with a request to increase the Purchase Price to fund a Future Funding Obligation, Seller shall have certified with respect to the relevant Purchased Asset that all conditions to such Future Funding Obligation have been satisfied.

(xiv)              No Material Adverse Change. No change having a Material Adverse Effect shall have occurred with respect to any Seller Party as determined by Buyer in its good faith discretion.

(xv)               Repo Market. No event or events shall have occurred and/or be continuing in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans or interests in commercial mortgage loans, and Buyer has made the same determination under similar facilities with similarly situated sellers and/or guarantors in repurchase facilities with similar assets and has generally ceased purchasing assets from sellers thereunder as a result.

(xvi)              Notice to Obligors. Seller shall deliver to the Custodian a completed and signed Notice to Obligor, substantially in the form of Exhibit G hereto, with respect to each Purchased Asset subject to a Transaction, which Notice to Obligor shall not be sent to such Obligor until the occurrence and continuation of an Event of Default.

Each Transaction Request and Confirmation delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) (other than clauses (i), (viii), (xiv), and (xv) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c)               Initiation.

(i)                Seller shall give Buyer and Custodian notice of the proposed Purchase Date, not later than 2:00 p.m., New York time, ten (10) Business Days’ in advance of the proposed Purchase Date (the date on which such notice is given, the “Notice Date”). On the Notice Date, Seller shall request that Buyer enter into a Transaction by furnishing to Buyer and to Custodian as specified in the Custodial Agreement, a Transaction Request and Confirmation (with respect to each Eligible Asset) accompanied by a Complete Submission, including, without limitation, a proposed Asset Schedule. In the event the Asset Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat the Eligible Assets or properly align the computer fields. Such Transaction Request and Confirmation shall include all information required by Buyer pursuant to Exhibit F to this Agreement.

(ii)               Following receipt of a Transaction Request and Confirmation (such Transaction Request and Confirmation shall be free of any erroneous computer data and improperly formatted information as described in Section 3(c)(i) above) and a Complete Submission, Buyer shall, as hereinafter provided, promptly (but in all events prior to the contemplated Purchase Date) inform Seller of its election to enter into a Transaction to purchase any Eligible Assets proposed to be sold to Buyer by Seller hereunder. Buyer or its designee shall have the right to review all Eligible Assets proposed to be sold to Buyer and conduct its own due diligence of such Eligible Assets as Buyer determines in accordance with Section 17 hereof. Upon completion of its review, Buyer shall confirm the terms for such proposed Transaction attributable to the Eligible Asset, including the Purchase Price, Purchase Price Percentage, the Asset Value and the Pricing Rate for such Transaction. The terms thereof shall be set forth in the Transaction Request and Confirmation signed by Seller and confirmed by Buyer by countersigning the Transaction Request and Confirmation, to be returned to Seller promptly (but in all events prior to the contemplated Purchase Date). To the extent any term in the Transaction Request and Confirmation is incomplete, inconsistent with, or otherwise adds terms to this Agreement, Buyer shall have no obligation to execute and/or deliver the Transaction Request and Confirmation to Seller or enter into such Transaction.

(iii)               Upon satisfaction of the applicable conditions precedent set forth in Sections 3(a) and 3(b) hereof, and subject to due diligence review and approval of the proposed Eligible Assets in accordance with Section 17 hereof, Buyer may agree to enter into such requested Transaction so long as the conditions set forth herein are satisfied and after giving effect to the requested Transaction the aggregate outstanding Purchase Price does not exceed the Maximum Aggregate Purchase Price, in which case Buyer shall fund the Purchase Price in accordance with this Agreement. Buyer’s funding the Purchase Price of the Transaction and Seller’s acceptance thereof, will constitute the parties agreement to enter into such Transaction. Upon remittance of the Purchase Price to Seller, Seller hereby grants, assigns, conveys and transfers all rights, and a first priority security interest in and to the Purchased Assets evidenced on the related Asset Schedule.

(iv)               Each Transaction Request and Confirmation together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.

(v)               The Repurchase Date for each Transaction shall not be later than the Termination Date.

(vi)               No later than the date and time set forth in the Custodial Agreement, Seller shall deliver to Custodian the Asset File pertaining to each proposed Eligible Asset to be purchased by Buyer.

(vii)              Upon Buyer’s receipt of the Trust Receipt (accompanied by a Custodial Asset Transmission) in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the Purchase Price will then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available no later than 4:00 p.m., New York time on the date of its receipt of such Trust Receipt, provided that such Trust Receipt and all other required documents are received by Buyer or its designee no later than 2:00 p.m., New York time.

(d)            Table-Funded Assets. Notwithstanding any of the foregoing provisions of this Section 3 or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Table-Funded Asset:

(i)                  by 11:00 a.m. New York time on the related Purchase Date, Seller or Approved Bailee shall deliver signed .pdf copies of the documents constituting the Asset File to Custodian via electronic mail, and Seller shall deliver the appropriate written third-party wire transfer instructions to Buyer;

(ii)                not later than 11:00 a.m. New York time on the related Purchase Date, (A) Approved Bailee shall deliver an executed .pdf copy of the Bailee Letter to Seller, Buyer and Custodian by electronic mail and (B) Buyer shall fund the Purchase Price to the Approved Bailee in accordance with Section 3(c)(vii) hereof; and

(iii)                within five (5) Business Days after the applicable Purchase Date with respect to any Table-Funded Asset, Seller shall deliver, or cause to be delivered to Custodian, the complete Asset File with respect to such Table-Funded Asset, pursuant to and in accordance with the terms of the Custodial Agreement; provided, that, if Buyer’s diligence review of the related Asset File requires the delivery of a document or instrument or the equivalent contained in the Asset File that Seller cannot deliver, or cause to be delivered, to Custodian at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation (including a failure to deliver any title policy that is to reference such recorded documents), the delivery requirements set forth in this Agreement and the Custodial Agreement shall be deemed to have been satisfied as to such non-delivered document or instrument (including any associated title policy) if a copy thereof (certified by Seller to be a true and complete copy of the original thereof submitted for recording, as applicable) is delivered to Custodian on or before the date on which such original is required to be delivered, and either the original of such non- delivered document or instrument, or a photocopy thereof, with evidence of recording thereon, is delivered to Custodian within ninety (90) days of the related Purchase Date.

(e)               Repurchase; Purchase by a Third-Party Investor

(i)                Provided that no Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, Seller may voluntarily repurchase, and Buyer shall resell, Purchased Assets without penalty or premium on any Business Day by delivering to Buyer a Request for Repurchase and Confirmation no more than once per week unless consented to in writing by Buyer in its sole discretion. If Seller intends to make such a repurchase, Seller shall give at least one (1) Business Day’s prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given and not subsequently revoked, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. Any repurchase of a Purchased Asset may occur simultaneously with a sale of the Purchased Asset to a third-party investor.

(ii)               Provided that (A) no Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, and (B) Buyer has received one hundred percent (100%) of the Repurchase Price upon repurchase with respect to any Purchased Asset, Buyer agrees to release its ownership interest hereunder in such Purchased Asset (including the Repurchase Assets related thereto) pursuant to a release letter substantially in the form of Exhibit A hereto; provided that, in the event of a partial remittance of the Repurchase Price without a request for repurchase, such payment will be applied as directed by Seller, or, in the absence of such direction, on a weighted average, pro rata basis to the Repurchase Price of all Purchased Assets.

(iii)                With respect to Principal Payments (other than such payments of the type set forth in clause (i) of the definition of “Principal Payments”) of a Purchased Asset, Seller agrees to (A) comply with Section 5 of this Agreement, (B) provide Buyer a notice specifying any applicable Purchased Asset that has been prepaid or defeased in accordance with the terms of the applicable Purchased Asset, and (C) in the case of defeasance, deliver to the Custodian the defeasance collateral and upon such delivery the Custodian shall be permitted to physically release and transfer to Seller or Servicer all of the collateral previously pledged to secure payments in respect of the Purchased Asset that was defeased. Buyer agrees to release its ownership interest in Purchased Assets which have been prepaid or defeased in full after receipt of evidence of compliance with clauses (A) through (C) of the immediately preceding sentence.

(f)                Extension of Termination Date. Thirty (30) days prior to any yearly anniversary of the date hereof and provided that no Default or Event of Default has occurred and is continuing, Seller may request in writing that the Termination Date be extended and Buyer may, in its sole discretion, extend the Termination Date on terms mutually agreeable among the Buyer and Seller Parties.

SECTION 4.	Margin Amount Maintenance

(a)          Buyer shall determine the Market Value of any applicable Purchased Asset (i) on the applicable Purchase Date, (ii) at any time upon the occurrence and continuance of a Revaluation Event; (iii) at any time upon the occurrence and continuance of a Credit Event, (iv) or in accordance with exercising its remedies pursuant to Section 14 hereof or (v) at any time upon the occurrence and continuance of an Event of Default. For the avoidance of doubt, Buyer shall not determine or have the right to determine the Market Value at any time other than as set forth in the preceding sentence.

(b)           If at any time the aggregate Asset Value of all Purchased Assets subject to Transactions is less than the aggregate Purchase Price for such Purchased Assets (a “Margin Deficit”), then if such Margin Deficit is greater than the Permitted Amount, Buyer may by written notice to Seller (as such notice is more particularly set forth below, a “Margin Deficit Call”), require Seller to transfer to Buyer or its designee, cash in the amount equal to the Margin Deficit, and Buyer shall apply such cash to the outstanding Purchase Price of the Purchased Assets as directed by Seller, or, in the absence of such direction, on a weighted average, pro rata basis, with respect to the Purchased Assets that gave rise to the Margin Call. Seller shall also be entitled to correct a Margin Deficit in whole or in part by a repurchase of one or more Purchased Assets pursuant to Section 3(e).

(c)            If at any time the Asset Value of any or all Purchased Assets subject to Transactions exceeds the aggregate outstanding Purchase Price (a “Margin Excess”), then Seller may, by delivery of written notice to Buyer on any Business Day, request Buyer by the related Margin Deadline to remit additional Purchase Price (such request a “Margin Excess Call” together with a Margin Deficit Call, a “Margin Call”) in an amount equal to the lesser of (x) such Margin Excess and (y) the amount requested by Seller. Buyer shall not be obligated to remit Margin Excess if (A) it would cause the outstanding Purchase Price to exceed the Maximum Aggregate Purchase Price or otherwise be inconsistent with the requirements or conditions of this Agreement; (B) a Default or Event of Default has occurred and is continuing or would exist after such action by Buyer or (C) such action would cause a Margin Deficit.

(d)            Notice delivered pursuant to Section 4(b) hereof may be given by any written or electronic means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the Business Day following such notice; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the date of such notice (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”).

(e)            The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

SECTION 5.	COLLECTIONS; Income Payments

(a)               Collections.

(i)                Seller shall cause the Servicer to (i) deposit all Income into the Servicer Account pursuant to the terms of the Servicing Agreement and (ii) on each Remittance Date, remit all Income (other than servicing and expenses and other amounts permitted to be withdrawn pursuant to the related Servicing Agreement or Servicer Notice, as applicable) into the UBS Account.

(ii)               Reserved.

(iii)               All Income held in the Servicer Account shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of Seller, any Affiliate of Seller or Servicer.

(b)               Payment Application.

(i)                 On or prior to each Payment Date, Buyer shall deliver to Seller a Distribution Worksheet for approval by Seller; provided, that with respect to any Purchased Asset as to which a Principal Payment (other than a scheduled amortization payment) has been deposited into the UBS Account, Buyer shall deliver to Seller such Distribution Worksheet by not later than the Business Day following the Business Day on which Seller notifies Buyer that such Principal Payment has been deposited.

(ii)                If Buyer so requests, Seller shall promptly (or, with respect to Principal Payments, Seller shall) notify Buyer of each deposit in the UBS Account.

(iii)                All payments received by Buyer shall be applied by Buyer on the date of such receipt or, if such receipt is made and notice received after 3:00 p.m. (New York time), on the following Business Day, to reduce the Repurchase Price of the Purchased Assets.

(iv)                All Principal Payments (together with, in the case of a Principal Payment (other than a scheduled amortization payment), accrued interest thereon) received on account of a Purchased Asset and deposited into the UBS Account, shall be held therein until the earlier of (i) the Payment Date and (ii) the next Business Day after Buyer provides to Seller a Distribution Worksheet which has been approved by Seller confirming how to distribute such deposits. Unless an Event of Default shall have occurred and be continuing, such deposits shall be distributed to Buyer to reduce the Purchase Price of the related Purchased Asset by an amount equal to the product of (x) the amount of such deposit multiplied by (y) the Purchase Price Percentage and to pay accrued and unpaid Price Differential on such reduction in Purchase Price (or in the case of a Principal Payment in full, shall be distributed to Buyer in the amount necessary to reduce the Repurchase Price of such Purchased Asset to zero), with the remainder of such Principal Payments and accrued interest thereon, if any, being paid to Seller.

(c)               Income Payment Waterfall. Unless an Event of Default shall have occurred and be continuing hereunder, on each Payment Date, Buyer shall apply amounts on deposit in the UBS Account as follows in accordance with a Distribution Worksheet which has been approved by Seller; provided that, to the extent funds have been deposited into the UBS Account by Servicer, Buyer shall use best efforts to apply amounts on deposit in the UBS Account on the Remittance Date:

(i)                first, to payment of fees and expenses, if any, on a pro rata basis, owed to the Servicer and Custodian under the Servicing Agreement, the Custodial Agreement or any subservicing agreement, to the extent not previously paid pursuant to such agreements;

(ii)               second, to Buyer in payment in full of any accrued and unpaid Price Differential up to the related Payment Date to Buyer’s account set forth in Section 9(a) hereof;

(iii)               third, to Buyer in payment of any accrued and unpaid fees and expenses, including without limitation, any Facility Exit Fee and Upfront Fee then due and payable, to Buyer’s account set forth in Section 9(a) hereof;

(iv)               fourth, without limiting the rights of Buyer under Section 4 of this Agreement, to Buyer in the amount of any unpaid Margin Deficit that is the subject of a Margin Call made pursuant to Section 4, to Buyer’s account set forth in Section 9(a) hereof;

(v)               fifth, to the extent not applied pursuant to Section 5(b)(iv) hereof, to Buyer in an amount equal to the applicable Purchase Price Percentage for such Purchased Asset multiplied by the Principal Payments related to a Purchased Asset to Buyer’s account set forth in Section 9(a) hereof to be applied to reduce the Repurchase Price of such Purchased Asset;

(vi)              sixth, to Seller, any remaining amounts.

(d)               Payments upon an Event of Default. Notwithstanding the preceding provisions, if an Event of Default shall have occurred and be continuing hereunder all funds in the UBS Account shall be withdrawn and applied as follows:

(i)                first, to the Obligations as determined by Buyer in its sole discretion until such Obligations are reduced to zero;

(ii)               second, to Seller, any remaining amounts.

SECTION 6.	Requirement of Law

(a)            If any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) including those regarding capital adequacy, or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                shall subject Buyer to any Tax or increased Tax of any kind whatsoever or change the basis of taxation of payments to Buyer;

(ii)               shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer; or

(iii)               shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or shall have the effect of reducing Buyer’s rate of return then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable on an after-tax basis.

(b)               If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s capital as a consequence of its obligations hereunder to a level below that which Buyer could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)               If Buyer becomes entitled to claim any additional amounts pursuant to this Section 6, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary contained in this Section 6, Seller shall not be required to pay any such additional amounts if such amounts (i) relate to or were accrued more than one hundred twenty (120) days prior to Buyer’s delivery of notice to Seller pursuant to the first sentence of this Section 6(c), or (ii) are not being charged by Buyer or its Affiliates to similarly situated sellers in similar facilitates with similar assets.

(d)               If prior to any Payment Date, Buyer determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining One-Month LIBOR, One-Month LIBOR is no longer in existence, or the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available or used for determining the interest rate of loans, Buyer may give prompt notice thereof to Seller (the “LIBOR Replacement Notice”), whereupon the rate for such period that will replace One-Month LIBOR for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be the greater of (i) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein so that the resulting rate approximates One Month LIBOR as close as reasonably possible) as determined by Buyer under similar facilities for the financing of similar assets and is consistent with the pricing index of similarly situated counterparties and as set forth in the LIBOR Replacement Notice and (ii) zero.

(e)               If Buyer requests compensation pursuant to the foregoing provisions of this Section 6 or delivers a LIBOR Replacement Notice, Seller may, at its option, within ninety (90) days after delivery of such request or notice, terminate this facility by payment in full to Buyer of such amounts the then outstanding Repurchase Price of all Purchased Assets and any other Obligations, and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Program Document, there shall be no Facility Exit Fee or prepayment fee or premium due.

SECTION 7.	Taxes.

(a)               Any payments made by any Seller Party to Buyer hereunder or under any Program Document shall be made free and clear of and without deduction or withholding for any Tax, except as required by applicable law. If any Seller Party shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax, then (i) such Seller Party shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7) Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) Seller shall notify Buyer of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Each Seller Party shall otherwise indemnify Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on amounts payable under this Section 7), whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.

(b)               Buyer shall deliver to Seller Parties, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 7, the completion, execution and submission of such documentation (other than such documentation in Section 7(b)(i), (ii) and (iii) below) shall not be required if in Buyer’s judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer. Without limiting the generality of the foregoing, Buyer shall deliver to Seller Parties, to the extent legally entitled to do so:

(i)                in the case of a Buyer which is a “U.S. person” as defined in section 7701(a)(30) of the Code, a properly completed and executed IRS Form W-9 certifying that it is not subject to U.S. federal backup withholding tax.

(ii)               in the case of a Buyer which is not a “U.S. person” as defined in Code section 7701(a)(30): (A) a properly completed and executed IRS Form W-8BEN or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (B) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “Tax Compliance Certificate”) to the effect that such non-U.S. person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of any Seller Party or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (C) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner, and (D) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Seller to determine the withholding or deduction required to be made.

(iii)                if a payment made to a Buyer under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7, “FATCA” shall include any amendments made to FATCA after the date of Repurchase Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer on or prior to the date on which such person becomes a Buyer under this Agreement, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.

(c)               Any indemnification payable by any Seller Party to Buyer for Indemnified Taxes or Other Taxes that are imposed on Buyer, as described in Section 7(b) hereof, shall be paid by such Seller Party within ten (10) days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Seller Party by Buyer or a Buyer assignee or participant shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 7, Seller shall not be required to pay any such Indemnified Taxes or Other Taxes if such amounts (i) relate to or were accrued more than one hundred twenty (120) days prior to Buyer’s delivery of notice to Seller pursuant to the first sentence of this Section 7(c), or (ii) are not being charged by Buyer or its Affiliates to similarly situated sellers in similar facilitates with similar assets.

(d)               Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets, and the Purchased Assets as owned by Seller in the absence of an Event of Default by Seller. Buyer and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from Buyer to Seller secured by the Purchased Assets, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

(e)               If Buyer requests compensation under this Section 7, Seller may, at its option, within ninety (90) days after delivery of such request, terminate this facility by payment in full to Buyer of such amounts of the then outstanding Repurchase Price of all Purchased Assets and any other Obligations, and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Program Document, there shall be no Facility Exit Fee or prepayment fee or premium due.

SECTION 8.	Security Interest; Buyer’s Appointment as Attorney-In-Fact

(a)               On each Purchase Date, and continuing until the Purchased Assets are repurchased, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on the related Asset Schedule, including the Repurchase Assets related to such Purchased Assets to Buyer. Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than as set forth in Section 21 for U.S. tax purposes), in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets (including all Servicing Rights related to such Purchased Assets); the Records related to the Purchased Assets; the Program Documents (to the extent such Program Documents and Seller’s right thereunder relate to the Purchased Assets); any Property relating to any Purchased Asset; any escrow letter or settlement agreement relating to any Purchased Asset; all insurance policies and insurance proceeds relating to any property related to any Purchased Asset, including but not limited to any payments or proceeds under any related hazard insurance; any Hedge Agreements relating to any Purchased Asset; any accounts, instruments (including promissory notes), chattel paper (including electronic chattel paper), contract rights and other general intangibles (including payment intangibles), payments, rights to payment (including payments of interest or finance charges), goods (including equipment and inventory), software, deposit accounts, investment property (including securities and securities accounts) and documents, to the extent that the foregoing relates to any Purchased Asset; and any other assets relating to the Purchased Assets (including, without limitation, any other accounts and Income relating thereto) or any interest in the Purchased Assets; distributions with respect to any of the foregoing; together with all accessions and additions thereto; substitutions and replacements therefor; and all products and proceeds; in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets”).

(b)               Seller acknowledges that it has sold the Purchased Assets to Buyer on a servicing released basis and it has no rights to service the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(c)               Buyer’s Appointment as Attorney in Fact. Seller agrees to execute a Power of Attorney, substantially in the form of Exhibit C hereto, to be delivered on the date hereof. Buyer agrees that such Power of Attorney shall only be utilized during the continuance of an Event of Default.

(d)               Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate, describing the collateral as “all assets of the Debtor” or words to that effect, and any limitations on such collateral description, notwithstanding that such collateral description may be broader in scope than the Repurchase Assets described in this Agreement. Seller shall pay the searching and filing costs for any financing statement or statements prepared or searched pursuant to this Agreement. Prior to filing any such financing statements, Buyer shall provide notice thereof to Seller. Copies of all such financing statements filed by Buyer shall be provided by Buyer to Seller promptly following Buyer receipt of a filed copy thereof. Buyer agrees that it shall not record or file any of the Blank Assignment Documents unless and until and only during the continuance of an Event of Default.

SECTION 9.	Payment, Transfer; ACCOUNTS

(a)               Payments and Transfers of Funds. Except in accordance with Section 9(c) below, unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the following account maintained by Buyer, on the date on which such payment shall become due: A/C#: 101WA 786 801 001, ABA#: 026 007 993, UBS AG, Stamford, CT, FBO: UBS AG, 1285 Branch, Reference: UBS- RMR Warehouse.

(b)               Remittance of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to Seller at such account designated by Seller in writing. With respect to the Purchased Assets being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Repurchase Assets. All transfers of cash and assets shall be made in accordance with this Agreement.

(c)               Fees. Seller shall pay in immediately available funds to Buyer all fees, including without limitation, the Upfront Fee or Facility Exit Fee, as and when required hereunder. All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer. Without limiting the generality of the foregoing or any other provision of this Agreement, Buyer may withdraw and retain from the UBS Account any Upfront Fee or Facility Exit Fee due and owing to Buyer.

SECTION 10.	RESERVED

SECTION 11.	Representations

Seller represents and warrants to Buyer that as of the Purchase Date for any Purchased Assets and as of the date of this Agreement and any Transaction hereunder and on each date while the Program Documents are in full force and effect and/or any Transaction hereunder is outstanding:

(a)               Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)               No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

(c)               Reserved.

(d)               Organization, Etc. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure to so qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Program Documents.

(e)               Authorization, Compliance, Approvals. The execution and delivery of, and the performance by Seller of its obligations under, the Program Documents to which it is a party (a) are within Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Program Document, result in the creation or imposition of any Lien (except for any Liens created pursuant to the Program Documents) upon any of the property or assets of Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Program Documents to which it is a party.

(f)                Litigation. Except as disclosed to Buyer in writing, as of the date hereof, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of Seller’ s knowledge, threatened in writing) or other legal or arbitrable proceedings involving Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other Properties of Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Program Documents or any material action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than the Litigation Threshold or (iii) individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect. For purposes of this Section 11(f), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary.

(g)               Purchased Assets.

(i)                Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person other than in accordance with this Agreement, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder or created in favor of Buyer hereunder.

(ii)               The provisions of this Agreement are effective to either constitute a sale of Purchased Assets to Buyer or to create in favor of Buyer a valid first priority security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(h)               Proper Names; Chief Executive Office/Jurisdiction of Organization. Except as disclosed to Buyer, Seller does not operate in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by Seller to Buyer. On the Effective Date, Seller’s chief executive office is, and has been, located as specified on the signature page hereto. Seller’s jurisdiction of organization, type of organization and organizational identification number is as set forth in the Pricing Letter. Guarantor’s jurisdiction of organization, type of organization and organizational identification number is as set forth in the Pricing Letter.

(i)                 Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes, computer systems and storage media and records related to the Repurchase Assets to the extent not held by another party pursuant to the Program Documents is its chief executive office and/or at its corporate counsel’s office, Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109.

(j)                 Enforceability. This Agreement and all of the other Program Documents executed and delivered by Seller in connection herewith are legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirement of Law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(k)               Ability to Perform. Seller does not believe, nor does Seller have any reason or cause to believe, that it cannot perform each and every covenant contained in the Program Documents to which it is a party on its part to be performed.

(l)                 No Default. No Default or Event of Default has occurred and is continuing.

(m)             [Reserved].

(n)               Scheduled Indebtedness. All Indebtedness of Seller which is presently as of the date hereof in effect and/or outstanding is listed on Schedule 3 hereto (the “Scheduled Indebtedness”) and no defaults or events of default exist thereunder.

(o)               Accurate and Complete Disclosure. The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Asset Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to Seller, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby. With respect to information and reports prepared by third parties relating to Purchased Assets, the representations and warranties made in this paragraph shall be limited to Seller’s knowledge. For purposes of this Section 11(o), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary. Notwithstanding anything to the contrary set forth in this Section 11(o), if financial statements or projections are delivered to Buyer by or on behalf of Seller or Guarantor that do not reference or that fail to take into account the potential effects of the COVID-19 pandemic on the performance of Seller or Guarantor (and there is no fact actually known to Seller that would reasonably be expected to have a Material Adverse Effect in connection therewith), such failure shall not, in of itself, be deemed to be misleading in any material respect.

(p)               Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(q)               Investment Company. As of January 5, 2021, neither Seller nor any of its respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)                Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the Financial Statements of Seller in accordance with GAAP) of Seller and Seller is solvent and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its respective business and perform its respective obligations. Seller does not intend to incur, nor does Seller believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(s)                ERISA. From the fifth (5th) fiscal year preceding the current year through the termination of this Agreement (the “Reporting Period”), with respect to any pension or benefit plan maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate contributes or has contributed (each, a “Plan”), the benefits under which Plan are guaranteed, in whole or in part, by the PBGC: (i) Seller and each ERISA Affiliate has funded and will continue to fund each Plan as required by the provisions of Section 412 of the Code; (ii) Seller and each ERISA Affiliate has caused and will continue to cause each Plan to pay all benefits when due; (iii) except as otherwise disclosed, neither Seller nor any ERISA Affiliate has been or is obligated to contribute to any multiemployer plan as defined in Section 3(37) of ERISA and subject to Title IV of ERISA; (iv) Seller (on behalf of ERISA Affiliate, if applicable) will provide to Buyer (A) no later than the date of submission to the PBGC, a copy of any notice of a Plan’s termination, (B) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code and (C) required notice of any Reportable Event (and has, prior to the date of this Agreement, provided to Buyer a copy of any document described in clauses (iv)(A), (B) or (C) relating to any date in the Reporting Period prior to the date of this Agreement); and (v) Seller and each ERISA Affiliate will subscribe from the date of this Agreement to the termination of this Agreement to any contingent liability insurance provided by the PBGC to protect against employer liability upon termination of a guaranteed pension plan, if available to Seller or ERISA Affiliate, as applicable.

(t)                 Taxes.

(i)                Seller and its respective Subsidiaries have timely filed all income, franchise and other material Tax returns that are required to be filed by them and have timely paid all material Taxes due and payable by them or imposed with respect to any of their property and all other material fees and other charges imposed on them or any of their property by any Governmental Authority, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(ii)               There are no material Liens for Taxes with respect to any assets of Seller or its Subsidiaries, and no claim is being asserted with respect to Taxes of any Seller Party or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and, in each case, with respect to which adequate reserves have been provided in accordance with GAAP.

(u)               No Reliance. Seller has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(v)               Plan Assets. Seller is not an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in Seller’s hands and transactions by or with Seller are not, to Seller’s knowledge, subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA.

(w)             Reserved.

(x)               Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Obligor in question, and maintains, and will maintain, sufficient information to identify the applicable Obligor for purposes of the Anti-Money Laundering Laws.

(y)               No Prohibited Persons. Seller is not a Prohibited Person nor are any of Seller’s officers or directors a Prohibited Person. To such Seller’s knowledge, none of its respective partners, members nor Affiliates are a Prohibited Person. To Seller’s knowledge, none of the above Persons are owned or controlled by a Prohibited Person). Neither Seller nor any of its officers or directors or, to Seller’s knowledge, its partners or members, officers, directors or Affiliates is currently subject to any economic sanctions administered or imposed by OFAC, the United Nations Security Council, the European Union or other relevant sanctions authority, and Seller will not directly or indirectly use the proceeds of any Transactions contemplated hereunder, or knowingly lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity for the purpose of financing or supporting the activities of any person or entity currently subject to any such sanctions by such authorities. For purposes of this Section 11(y), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary.

SECTION 12.	Covenants

On and as of the date of this Agreement and each Purchase Date and at all times until this Agreement is no longer in force, Seller covenants as follows:

(a)               Preservation of Existence; Compliance with Law. Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business; (ii) comply with any applicable Requirements of Law; (iii) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, and shall conduct its business in accordance with any applicable Requirement of Law; and (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b)               Taxes. Seller and its Subsidiaries shall timely file all income, franchise and other material Tax returns that are required to be filed by them and shall timely pay all Taxes due and payable by them or imposed with respect to any of their property and all other material fees and other charges imposed on them or any of their property by any Governmental Authority, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(c)               Notice of Proceedings or Adverse Change. Seller shall give notice to Buyer after a Responsible Officer of any Seller Party has any knowledge of the occurrence of any of the following within the timeframe specified below:

(i)                Promptly, but in any event within three (3) Business Days, following the occurrence of any Servicer Termination Event;

(ii)               within (a) three (3) Business Days following any event of default (beyond applicable notice and cure periods) that has occurred under any Indebtedness of Seller, or

(b) three (3) Business Days following any event of default (beyond applicable notice and cure periods) under any Indebtedness of Guarantor that would reasonably be expected to result in a Material Adverse Effect or constitute a Default or Event of Default, or (c) five (5) Business Days following any litigation, investigation, regulatory action or proceeding that is pending or threatened in writing by or against a Seller Party in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (z) any Material Adverse Effect with respect to a Seller Party;

(iii)                within five (5) Business Days following any litigation or proceeding that is pending or threatened in writing against (a) Seller Party in which the amount involved exceeds the Litigation Threshold and is not covered by insurance, in which injunctive or similar relief is sought which if adversely determined would reasonably be expected to have a Material Adverse Effect, and (b) any litigation or proceeding that is pending or threatened in writing in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iv)                within five (5) Business Days, notice of any of the following events: (A) a material and adverse change in the insurance coverage of Seller Party, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of Seller Party; (C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Program Document) on, or claim asserted against, any of the Repurchase Assets; (D) [reserved]; (E) any Change in Control; and (F) any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect.

(d)               Financial Reporting. Seller shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, and furnish to Buyer, with a certification by the president or chief financial officer of the Financial Reporting Party (the following in clauses (i) and (ii) hereinafter referred to as the “Financial Statements”):

(i)                With respect to Guarantor, within ninety (90) days after the end of each fiscal year of Guarantor, Guarantor shall notify Buyer that its audited balance sheets and the related statements of income and retained earnings and of cash flows for the fiscal year are available on EDGAR, which financial statements set forth, in each case in comparative form the figures for the previous year, it being agreed that the financials of Guarantor delivered to Buyer in connection with the execution of this Agreement is in acceptable form for future reporting to Buyer hereunder;

(ii)               forty-five (45) days after the end of each fiscal quarter of each fiscal year of Guarantor, Guarantor shall notify Buyer that its unaudited balance sheets and the related statements of income and retained earnings and of cash flows for such fiscal quarter are available on EDGAR, it being agreed that the financials of Guarantor delivered to Buyer in connection with the execution of this Agreement is in acceptable form for future reporting to Buyer hereunder;

(iii)                Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)-(ii) above, a certificate in the form of Exhibit A to the Pricing Letter and certified by the president or chief financial officer of Seller Parties;

(iv)                Within fifteen (15) Business Days of Buyer’s request therefor from time to time, such other information regarding the business affairs, operations and financial condition of each Seller Party as Buyer may reasonably request, to the extent such information is already in the possession of such Seller Party or otherwise reasonably available to Seller or able to be prepared by Seller at de minimis cost to Seller;

(v)               Within fifteen (15) Business Days of receipt by Seller, annual financial statements of the Obligor with respect to each Purchased Asset consistent with the terms of the provisions of the loan documents relating to the Mortgaged Property;

(vi)                With respect to each Purchased Asset, within (a) one (1) Business Day of receipt thereof by a Responsible Officer of Seller, notices of events of default (beyond any applicable notice and/or cure period) with respect to principal payments; (b) five (5) Business Days of receipt thereof by a Responsible Officer of Seller, notices of events of default (beyond any applicable notice and/or cure period) with respect to interest payments or any other defaults, and (c) five (5) Business Days of receipt thereof by a Responsible Officer of Seller, a notice of any material adverse events that would reasonably be expected to adversely affect the ability of an Obligor to perform its obligations under the applicable Commercial Mortgage Loan Documents (other than relating to general economic downturns), any material litigation involving an Obligor or its property that if adversely determined would reasonably be expected to adversely affect the ability of an Obligor to perform its obligations under the applicable Commercial Mortgage Loan Documents or Seller’s loss of any state, federal or local consumer lender license required in connection with a Purchased Asset;

(vii)               Within forty (40) days after the end of each calendar quarter, Seller’s internal summary of the performance of each Purchased Asset;

(viii)                Within five (5) Business Days of receipt by Seller, each material report, summary, exhibit, or other financial data required to be delivered to Seller pursuant to the agreements governing the Purchased Assets.

(e)               Further Assurances. Seller shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Requirement of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Program Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.

(f)                True and Correct Information. All information, reports, exhibits, schedules, Financial Statements or certificates of each Seller Party prepared by or on behalf of a Seller Party and furnished to Buyer hereunder will, to Seller’s knowledge, be true and complete in all material respects as of the date referenced therein and will not omit to disclose any material facts necessary to make the statements therein, in light of the circumstances in which they are made, not misleading in any material respect. All required Financial Statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or as applicable to SEC filings, the appropriate SEC accounting requirements.

(g)        Material Adverse Effect. Seller shall not incur any liability to any Plan of an ERISA Affiliate that could reasonably be expected to cause a Material Adverse Effect.

(h)        Reserved.

(i)         Beneficial Ownership Certification. Seller shall at all times either (i) ensure that Seller has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all material respects or (ii) deliver to Buyer an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all material respects. To the extent Seller believes that it is excluded from the requirements of the Beneficial Ownership Regulation, Seller shall certify as such and provide the specific exclusion relied on.

(j)         Servicer Approval. Seller shall not cause the Purchased Assets to be serviced or administered by any servicer or administrator other than a servicer or administrator expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Servicer, Seller, and all subservicers subservicing the Purchased Assets on the date such Purchased Asset becomes subject to a transaction with the execution of this Agreement.

(k)         Insurance. Seller shall maintain, or shall be included (or shall cause Manager to maintain or include Seller) in a policy whereby such coverage is maintained on its behalf, Fidelity Insurance in amounts customary for an entity of the size and scope of operations, which shall include a provision that such policies cannot be terminated or materially modified without at least thirty (30) days’ prior notice to Buyer. Seller shall notify (or cause Manager to notify) Buyer of any material change in the terms of any such insurance. Seller shall maintain, or shall be included (or shall cause Manager to maintain or include Seller) in a policy whereby such coverage is maintained on its behalf, endorsements for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance.

(l)         Books and Records. Seller or its agent shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(m)        Illegal Activities. Seller shall not engage in any conduct or activity that is reasonably likely to subject its assets to forfeiture or seizure.

(n)        Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(o)       Limitation on Dividends and Distributions. During the continuance of an Event of Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries; provided that, at all times, Seller may distribute to Guarantor at any time when Guarantor elects to be treated as a REIT, the minimum amount of cash required to be distributed so that Guarantor can maintain its status as a REIT under Sections 856 through 860 of the Code and avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857 (b)(3) or 4981 of the Code.

(p)        Servicer. Upon the occurrence and continuation of an Event of Default and on each Reporting Date, Seller shall cause each Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, the Servicing Report.

(q)        Disposition of Assets; Liens. Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement, other than Liens being contested by Seller in good faith by appropriate proceedings diligently conducted and appropriate reserves have been set aside; nor shall Seller cause any of the Repurchased Assets to be sold, pledged, assigned or transferred except as permitted hereunder.

(r)        Transactions with Affiliates. Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of Seller’s business, and (iii) upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(s)        Organization. Seller shall not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 11(h) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action reasonably required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.

(t)          Reserved.

(u)        Confidentiality. Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer which Buyer holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that Seller has satisfied its obligations as required under this Section. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller. Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller by Buyer or such Affiliate. Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

(v)        Approved Underwriting Guidelines. Seller shall not knowingly submit to Buyer for purchase (unless disclosed in the Transaction Request and Confirmation), and Buyer shall have no obligation to purchase, any Commercial Mortgage Loan underwritten in accordance with underwriting guidelines, including amendments to Approved Underwriting Guidelines not expressly approved by Buyer, other than Approved Underwriting Guidelines.

(w)       Sharing of Information. Without limiting the other rights of Buyer under this Agreement, following the occurrence and continuation of an Event of Default, Seller hereby allows and consents to Buyer, subject to applicable law, exchanging information related to Seller, its credit, its mortgage loan originations and the Transactions hereunder with third party lenders and facility providers (collectively, “Third Party Participants”), and Seller shall permit each Third Party Participant to share such similar information with Buyer.

(x)         Reserved.

(y)        Acquisition of Mortgaged Property. In the event that Seller acquires or maintains any right or interest in any Mortgaged Property that is related to a Purchased Asset that is junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Program Documents, such Purchased Asset shall immediately be made subject to a Transaction hereunder.

(z)        Amendments. Seller is authorized on behalf of Buyer to amend, modify, supplement, clarify or waive any provision in a document relating to the Commercial Mortgage Loan, provided that Seller shall not materially amend, modify or waive any such provision without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Seller shall provide prompt written notice to Buyer of any amendments, modifications or waivers relating to the Mortgage Loan, together with a copy thereof.

(aa)      Seller Separateness. Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) in accordance with the Program Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; (c) not make any loans or advances to any third party (for the avoidance of doubt, the foregoing shall not be deemed to include the purchase of assets and the payment of any Future Funding Obligation, including, without limitation, repurchased assets), and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets and contributions by its member(s); provided that the foregoing shall not require any Person to make any capital contribution to Seller; (e) comply with the provisions of its organizational documents in all material respects; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, except in compliance with Section 12(bb) below; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates except as contemplated by the Program Documents and except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law, provided that appropriate notation shall be made on such consolidated financial statements to indicate that Seller’s assets are pledged as collateral for another security agreement); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes and with respect to consolidated financial statements), shall correct any known misunderstanding regarding its status as a separate entity , and, shall conduct business in its own name or through a servicer on its behalf, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member of Seller to make a capital contribution to Seller; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person except as contemplated by the Program Documents (it being understood that transfers of Seller’s funds to a centralized account payable system utilized by Seller and Guarantor and administered by The RMR Group LLC from which Seller’s expenses are paid does not violate or breach this covenant); (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct owners to agree not to, without the prior written consent of its Independent Director, (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Seller; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Seller; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Seller’s creditors except as contemplated by the Program Documents.

(bb)      Amendments to Organizational Documents. Seller shall not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, in each case, in any manner that is materially adverse to the interest of Buyer, without the prior written consent of Buyer in its good faith discretion.

SECTION 13.	Events of Default

If any of the following events (each an “Event of Default”) occur, Buyer shall have the rights set forth in Section 14, as applicable:

(a)        Payment Default. A Seller Party shall default in the payment of:

(i)         any Repurchase Price which has become due or any Margin Deficit when due pursuant to Section 4 hereof;

(ii)        any Price Differential which has become due on a Payment Date and such payment is not received within two (2) Business Days of such Payment Date; or

(iii)       any other amount not otherwise addressed under this clause (a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or any other Program Document, which failure is not remedied within five (5) Business Days of written notice or a Responsible Officer’s knowledge thereof. For purposes of this Section 13(a), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary.

(b)        Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Program Document by a Seller Party or any certificate furnished to Buyer pursuant to the provisions hereof or thereof by or on behalf of Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Assets; unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its good faith discretion to be materially false or misleading on a regular basis) and, to the extent that such incorrect or untrue representation is capable of being cured by a Seller Party, such breach is not cured by Seller within ten (10) Business Days of the earlier of written notice or a Responsible Officer’s knowledge thereof, and, to the extent that such representation is not reasonably susceptible of cure within such time period, provided that a Seller Party commences to cure within such ten (10) Business Day time period, such time period shall be extended as reasonably necessary to complete such cure, not to exceed twenty (20) Business Days of the earlier of such written notice or a Responsible Officer’s knowledge thereof. For purposes of this Section 13(b), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary; or

(c)        Immediate Covenant Default. The failure of a Seller Party to perform, comply with or observe any term, covenant or agreement applicable to a Seller Party contained in:

(i)         any of Sections 12(a)(i) (Preservation of Existence; Compliance with Law); (d) (Financial Reporting); (f) (True and Correct Information); (m) (Illegal Activities.); (n) (Material Change in Business); (o) (Limitation on Dividends and Distributions); (q) (Disposition of Assets; Liens); (r) (Transactions with Affiliates); (s) (Organization) or (z) (Amendments) of this Agreement; or

(ii)        Sections 10(a)(i) (Preservation of Existence); (a)(ii) (Compliance with Law); (c) (True and Correct Information); (g) (Financial Condition Covenants); (h) (Illegal Activities); (i) (Material Change in Business); (j) (Limitation on Dividends and Distributions); (k) (Transactions with Affiliates); or (n) (Financial Reporting) of the Program Guaranty; or

(d)        Additional Covenant Defaults. A Seller Party shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in Section 13(c)) or any other Program Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after the earlier of written notice or a Responsible Officer’s knowledge thereof; and, to the extent that such covenant or agreement is not reasonably susceptible of cure within such time period, provided that a Seller party commences to cure within such ten (10) Business Day time period, such time period shall be extended as reasonably necessary to complete such cure, not to exceed twenty (20) Business Days of the earlier of such written notice or a Responsible Officer’s knowledge thereof. For purposes of this Section 13(d), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary; or

(e)       Judgments. A judgment or judgments for the payment of money in excess of the Litigation Threshold in the aggregate shall be rendered against a Seller Party by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof; or

(f)         Guarantor Default. Any repudiation of the Program Guaranty by Guarantor, or if the Program Guaranty is not enforceable against Guarantor; or

(g)       Cross-Default. Any Seller Party shall be in default, beyond any applicable notice and cure periods (unless such default is waived by the applicable counterparty), under (i) any note, indenture, loan agreement, guaranty or Hedge Agreement, in the aggregate, in excess of $100,000 with respect to Seller or $5,000,000 with respect to Guarantor, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other material contract or contracts, in the aggregate, in excess of $100,000 with respect to Seller or $5,000,000 with respect to Guarantor, which default (1) involves the failure to pay a matured obligation by such Seller Party, or (2) permits the acceleration of the maturity of obligations of such Seller Party, by any other party to or beneficiary of such contract; or

(h)        Insolvency Event. An Insolvency Event shall have occurred with respect to a Seller Party or Manager, provided, however, if Manager becomes insolvent, no Default or Event of Default shall result therefrom under this provision or any other provision of this Agreement if a successor manager satisfactory to Buyer is designated and appointed by Seller to manage the day to day affairs of Seller within sixty (60) days of the occurrence of such Insolvency Event; or

(i)         Enforceability. For any reason, this Agreement or any Program Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant to this Agreement or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or under any Program Document; provided that, with respect to the Servicing Agreement and Custodial Agreement, it shall not be an Event of Default hereunder if such agreements are replaced by replacement agreements reasonably satisfactory to Buyer prior to termination; or

(j)         Liens. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby; or

(k)        [Reserved]; or

(l)         Change in Control. A Change in Control shall have occurred without the prior written consent of Buyer, which consent shall be in in its sole discretion.

(m)      Going Concern. Any Financial Reporting Party’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller Party as a “going concern” or reference of similar import; or

(n)        Inability to Perform. A Responsible Officer of any Seller Party shall admit in writing its inability to, or its intention not to, perform any Seller Party’s obligations under this Agreement or any Program Document; or

(o)      Servicer Termination Event. A Servicer Termination Event shall have occurred and Seller shall not have (i) appointed a successor servicer or subservicer, as applicable, reasonably acceptable to Buyer; (ii) transferred the servicing or subservicing of the Purchased Assets to such successor servicer or subservicer, as applicable; or (iii) delivered a fully executed Servicer Notice with such successor servicer or subservicer, as applicable, in each case, within forty-five (45) days following the occurrence of such Servicer Termination Event; or

(p)        Governmental Action. Any Seller Party shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which, would have, or is purportedly the result of any condition which would be reasonably likely to have, a Material Adverse Effect.

SECTION 14.	Remedies

(a)        If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(i)        At the option of Buyer, exercised by written or electronic notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of a Seller Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii)        If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)        Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder;

(B)         to the extent permitted by any applicable Requirement of Law, the Repurchase Price with respect to each such Transaction shall be increased to an amount equal to the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts applied by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)         all Income actually received by Buyer pursuant to Section 5 shall be applied in Buyer’s sole discretion to the aggregate unpaid Obligations hereunder owed by Seller Parties.

(iii)       Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Assets in accordance with Section 16(c) and (B) physical possession of all files of Seller relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller (including any Servicer) and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Program Documents.

(iv)      At any time on the Business Day following notice to Seller (which notice may be given in the notice given under subsection (a)(i) of this Section), in the event Seller has not repurchased all Purchased Assets, Buyer may notify Seller of its intent to (A) immediately sell, without demand or further notice of any kind, at a public or private sale, without any representations or warranties of Buyer and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets or Repurchase Assets, to give Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion. Following repayment in full of the Obligations, any remaining proceeds shall be paid to Seller.

(v)      Seller shall be liable to Buyer for the amount of all reasonable legal or other out-of-pocket costs, expenses, losses or damages (excluding consequential, indirect, punitive and special damages) actually incurred by Buyer arising or resulting from the occurrence and continuation of an Event of Default (including, without limitation, in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction during the continuance of an Event of Default, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable out-of-pocket fees and expenses of counsel.

(vi)     Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirement of Law.

(b)        Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default that is continuing on such date and at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)        Seller Parties recognize that the market for the Purchased Assets and/or Repurchase Assets may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets and/or Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner. In view of the nature of the Purchased Assets and Repurchase Assets, Seller Parties agree that liquidation of any Purchased Asset and/or Repurchase Asset may be conducted in a private sale. Seller Parties acknowledge and agree that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Seller Parties further agree that it would not be commercially unreasonable for Buyer to dispose of any Purchased Asset and/or Repurchase Asset by using internet sites that provide for the auction or sale of assets similar to the Purchased Assets and/or Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and Seller of assets.

(d)        Buyer may enforce its rights and remedies under this Agreement without prior judicial process or hearing, and each Seller Party hereby expressly waives any defenses such Seller Party might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller Party also waives any defense (other than a defense of payment or performance) such Seller Party might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(e)        To the extent permitted by any applicable Requirement of Law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 14(e) shall be at a rate equal to the Post-Default Rate.

(f)        Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for any Seller Party’s failure to perform its obligations under this Agreement, each Seller Party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

SECTION 15.	Indemnification and Expenses; Recourse

(a)        Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify, on an after-Tax basis, any Indemnified Party against all out-of-pocket liabilities, losses, damages (excluding consequential, indirect, punitive and special damages), judgments, costs and expenses of any kind actually imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement (including, without limitation, as a result of a breach of any representation or warranty contained on Schedule 1, subject to the related Schedule of Exceptions), any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party, on an after-Tax basis, against all Costs and Taxes (without duplication for any Indemnified Taxes and Excluded Taxes) incurred or assessed as a result of or otherwise in connection with the holding of the Purchased Assets, or any environmental issue or liability (except to the extent caused by the gross negligence or willful misconduct of Buyer or Buyer’s agents or assignees), or any failure by any Seller Party to pay when due any Taxes for which such Seller Party is liable. In any suit, proceeding or action brought by an Indemnified Party in connection with this Agreement, any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller Party will save, indemnify on an after-Tax basis and hold such Indemnified Party harmless from and against all Costs suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by a Seller Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller Party. Seller also agrees to promptly reimburse an Indemnified Party following Seller’s receipt of a bill therefor for all the Indemnified Party’s Costs incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)        Seller agrees to promptly pay following Seller’s receipt of a bill therefor all of the out-of-pocket costs and expenses actually incurred by Buyer in connection with the development, preparation and execution of this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. In connection therewith, Seller shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket attorney’s fees and expenses (but excluding any expenses with respect to due diligence which shall be reimbursed pursuant to Section 17) actually incurred by Buyer in connection with the preparation of the Program Documents. Seller shall promptly pay following Seller’s receipt of a bill therefor all of the out-of-pocket costs and expenses incurred by Buyer in connection with any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to promptly pay following Seller’s receipt of a bill therefor all of the reasonable out-of-pocket costs and expenses actually incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation search and filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer. Seller also agrees to pay Buyer those out of pocket costs and expenses as set forth in and in accordance with the provisions of Section 17 hereof.

(c)        The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, the Obligations hereunder and all other amounts due under this Agreement shall be full recourse obligations of Seller.

SECTION 16.	Servicing

(a)        The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is the sole owner of all servicing rights with respect to each Purchased Asset so long as such Purchased Asset is subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall be revocable upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Section 16 for the benefit of Buyer. Servicer shall service or cause to be serviced the applicable Purchased Asset in accordance with Accepted Servicing Practices and in accordance with all applicable Requirement of Law and the provisions of the Servicing Agreement. Seller may appoint a successor Servicer acceptable to Buyer in its reasonable discretion, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)       The Servicer may delegate to any Person any of its obligations hereunder; provided, however, that the Servicer shall cause the performance of all subcontracted services and any subservicing agreement to be consistent with the provisions of this Agreement.  Notwithstanding any such subservicing agreement, the Servicer shall be obligated to the same extent and under the same terms and conditions as if the Servicer alone was servicing the Purchased Assets in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement, any fees or other compensation payable to any subservicer shall be the responsibility of Seller.  Any subservicing agreement that may be entered into and any transactions or services relating to the Purchased Assets involving a subservicer in its capacity as such shall be deemed to be between the subservicer and the Servicer alone, and Buyer shall not be deemed a party thereto and shall have no obligations, duties or liabilities with respect to the subservicer. Buyer agrees that it will not deliver any instructions to a subservicer servicing a Purchased Asset on behalf of the Servicer unless an Event of Default has occurred or is continuing or the Servicer is terminated.

(c)       Without limitation on Servicer’s rights to delegate to a subservicer as provided in Section 16(b) above, Seller shall not employ subservicers to service the Purchased Assets without the prior written approval of Buyer, which approval shall not be unreasonably withheld. If the Purchased Assets are serviced, in whole or in part, by a subservicer (i) Servicer shall nevertheless remain primarily liable to Buyer for the servicing of the Purchased Assets under the Servicing Agreement; and (ii) any agreement with a subservicer shall entitle Buyer to terminate such subservicer without fee or penalty in the event that Servicer is replaced subject to the terms of the applicable subservicing agreement.

(d)        During the period a Servicer or its agent is servicing the Purchased Asset, Servicer shall agree that Buyer is entitled to the related Credit Files and Records and Servicer shall at all times maintain and safeguard (or cause to be maintained and safeguarded) the Credit File for the Purchased Asset (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its (or its agent’s) servicing of the Purchased Asset; such Servicer’s (or its agent’s) possession of the Credit Files and Records being for the sole purpose of servicing such Purchased Asset and such retention and possession by Servicer (or its agent’s) being in a custodial capacity only.

(e)        At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Asset being serviced by or on behalf of Seller, which reports shall include, but shall not be limited to, a description of any event of default (beyond applicable notice and cure periods) thereunder for more than thirty (30) days or such other circumstances that could cause a material adverse effect on such Purchased Asset, Buyer’s rights to such Purchased Asset or the collateral securing such Purchased Asset; Seller Parties may be required to deliver such reports until the release of the Purchased Asset by Buyer. Seller shall promptly notify Buyer not later than three (3) Business Days following it having knowledge of any payment default that occurs under the Purchased Asset or any default under any Servicing Agreement that would materially and adversely affect any Purchased Asset subject thereto.

(f)        Seller shall release its custody of the contents of any Credit File or Asset File only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to Seller’s or its agent’s servicing of the Purchased Asset, or (iii) as required by any applicable Requirement of Law.

(g)        Buyer reserves the right to appoint a successor servicer at any time following an Event of Default that is continuing to service any Purchased Asset (each, a “Successor Servicer”) in its sole discretion, subject to delivering the requisite advance notice to Servicer in accordance with any separate agreement between Buyer and Servicer relating to the Servicing Agreement. If Buyer elects to make such an appointment, Seller shall be assessed all reasonable out-of-pocket costs and expenses actually incurred by Buyer associated with transferring the servicing of the Purchased Asset to the Successor Servicer. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Records held by Seller, together with all receipts relating to such Purchased Asset, are promptly delivered to Successor Servicer and shall otherwise reasonably cooperate with Buyer in effectuating such transfer. Seller shall have no claim for lost servicing income, lost profits or other damages if Buyer appoints a Successor Servicer hereunder and the servicing fee is reduced or eliminated. For the avoidance of doubt, any termination of the Servicer’s rights to service by the Buyer as a result of an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(h)        Seller shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Assets, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Assets and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets and any related Income with respect thereto.

(i)         Upon the occurrence of an event of default (beyond any applicable notice and cure period) of Servicer under the Servicing Agreement (a “Servicer Termination Event”), if Seller fails to replace the Servicer in accordance with the terms of this Agreement within forty-five (45) days of the occurrence of such Servicer Termination Event, Buyer shall have the right to immediately terminate the right of Servicer to service or subservice, as applicable, the Purchased Assets without payment of any penalty or termination fee and Seller and Servicer shall cooperate in transferring the servicing or subservicing, as applicable, of the Purchased Assets to a successor servicer or subservicer appointed by Buyer in its sole discretion.

(j)         For the avoidance of doubt, subject to the terms of the Servicing Agreement and this Agreement, Seller shall not retain the economic rights to the servicing of the Purchased Asset which are indivisible from such Purchased Asset.

SECTION 17.	Due Diligence

Each Seller Party acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, Seller Parties and other parties which may be involved in or related to Transactions (collectively, “Third Party Transaction Parties”), as deemed appropriate by Buyer in its good faith discretion, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, and Seller Parties agree that upon reasonable prior notice to Seller Parties unless an Event of Default shall have occurred and be continuing, in which case no notice is required, Buyer or its authorized representatives will be permitted at reasonable times to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Seller Party; provided however, that unless (a) an Event of Default has occurred and is continuing or (b) a Credit Event (and in such case solely with respect to the Purchased Asset related to such Credit Event) has occurred and is continuing, Buyer shall not conduct more than one (1) such review during any one (1) year period. Seller Parties will use best efforts to cause Third Party Transaction Parties to cooperate with any due diligence requests of Buyer. Seller Parties shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Purchased Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to cause Servicer or its agent to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including, without limitation, ordering new Qualified Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset and reviewing intercreditor agreements, property management agreements, formation documents of the property owners and their direct and indirect owners, financial statements, environmental and engineering reports, underlying title policies including owner’s and UCC-9 title insurance policies, legal opinions and other documents as may be mutually agreed among Seller and Buyer. For the avoidance of doubt, Servicer’s obligation to provide such due diligence to Buyer shall not preclude Buyer’s right to perform due diligence on the Purchased Assets prior to the Purchase Date and as necessary during the term of the Agreement, as determined by Buyer in its sole discretion, subject to the terms of the Commercial Mortgage Loan Documents. Buyer may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third-party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller Parties or Servicer. Seller further agrees that it shall pay, to the extent Seller has received an invoice therefor, all out-of-pocket costs and expenses actually incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17 for one (1) review during any one (1) year period commencing after the first anniversary of the date hereof (and all other reviews during such one (1) year period shall be at the sole cost and expense of Buyer); provided that such limitation shall not apply (i) in connection with the pre-purchase due diligence on an Eligible Asset that is to be purchased by Buyer; or (ii) upon the occurrence and continuance of an Event of Default or the occurrence and continuance of a Credit Event (and in such cases solely with respect to the Purchased Asset related to such Credit Event).

SECTION 18.	Assignability

(a)        The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any Seller Party without the prior written consent of Buyer.

(b)        Buyer may from time to time, without the consent of Seller, assign all or a portion of its rights and obligations under this Agreement and the Program Documents to (i) any Qualified Transferee or (ii) with the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, that, consent of Seller shall not be required upon the occurrence and continuation of an Event of Default), to any other Person, pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Program Documents. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Notwithstanding anything to the contrary contained in this Section 18, Seller’s obligations hereunder shall not be increased and its rights hereunder shall not be impaired without Seller’s written consent in connection with any assignment by Buyer. Notwithstanding anything to the contrary contained in this Section 18, so long as no Event of Default has occurred and is continuing, in connection with any assignment by Buyer to another Person other than an Affiliate of Buyer as provided herein of less than one hundred percent (100%) of its rights and obligations under the Program Documents, Buyer shall (i) continue to act as exclusive agent for all assignees with respect to any such assignment in any dealings with Seller with regard to this Agreement and the Transactions and (ii) Buyer shall continue to control decision-making with respect to the Purchased Assets, determining whether to purchase any Eligible Asset in a Transaction and determining the Market Value of the Purchased Assets.

(c)        Buyer may sell participations, without the consent of Seller, to (i) a Qualified Transferee or (ii) with the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, that, consent of Seller shall not be required upon the occurrence and continuation of an Event of Default), to any other Person, in each case, in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents except as provided in Section 7.

(d)       Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller Party or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of any Seller Party; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement and any confidentiality provisions applicable to any of the documents related thereto.

(e)       In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in agreements for similar syndicated repurchase facilities.

(f)        Buyer shall cause each assignee, participant or other transferee of Buyer to provide to Seller a property completed and duly executed United States Internal Revenue Service form W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY and/or, as appropriate, other applicable forms as described by the United States Internal Revenue Service or other certifications reasonably requested by Seller for purposes of compliance with applicable withholding provisions pursuant to the Internal Revenue Code and underlying Treasury Regulations. Buyer and each assignee, participant or transferee hereby agrees to notify Seller of any change in circumstance that causes a certificate or document provided by it to Seller to no longer be true and to provide updated forms upon the obsolescence of any previously delivered form or promptly notify Seller in writing of its legal inability to do so.

SECTION 19.	Transfer and Maintenance of Register.

(a)         Subject to acceptance and recording thereof pursuant to Section 19(b), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 19 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 19(b) hereof.

(b)         Buyer shall maintain, on Seller’s behalf, a register (the “Register”) on which it will record each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. The entries in the Register shall be conclusive absent manifest error, and Seller and Buyer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or participant, as applicable, for all purposes of this Agreement. Provided, however, that any failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights.

SECTION 20.	Hypothecation or Pledge of Purchased Assets

Title to all Purchased Assets and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets to any Person. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller.

SECTION 21.	Tax Treatment

Notwithstanding anything to the contrary in this Agreement or any other Program Documents, each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat each (i) Transaction as indebtedness of Seller that is secured by the Purchased Assets and (ii) the Purchased Assets as owned by Seller in the absence of an Event of Default which is continuing. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by any Requirement of Law (in which case such party shall promptly notify the other party of such Requirement of Law).

SECTION 22.	Set-Off

During the continuance of an Event of Default, in addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to any Seller Party, any such notice being expressly waived by each Seller Party to the extent permitted by applicable law, except for such notices that Buyer has expressly agreed herein or in any other Program Document to deliver, to set-off and appropriate and apply against any Obligation from any Seller Party to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims or cash, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer thereof to or for the credit or the account of any Seller Party. Buyer agrees promptly to notify Seller Parties after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

During the continuance of an Event of Default, Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder.

SECTION 23.	Terminability

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading in any material respect, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. All of the representations and warranties and covenants hereunder shall continue and survive until the earlier of the termination of this Agreement or the repayment in full of the Obligations (other than the representations and warranties set forth in Schedule 1, which shall survive with respect to the Purchased Assets until each such Purchased Asset is repurchased in accordance with this Agreement). The obligations of each Seller Party under Sections 6, 7, 15, and 31 hereof shall survive the termination of this Agreement.

SECTION 24.	Notices and Other Communications

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); and as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice (whether via United States mail, postage prepaid, or expedited prepaid delivery service, with proof of delivery), upon receipt, in each case given or addressed as aforesaid.

SECTION 25.	use of electronic media

Seller acknowledges and agrees that Buyer may require or permit certain transactions with Buyer to be conducted electronically using Electronic Records and/or Electronic Signatures. Seller consents to the use of Electronic Records and/or Electronic Signatures whenever expressly required or permitted by Buyer and acknowledges and agrees that Seller shall be bound by their respective Electronic Signature and by the terms, conditions, requirements, information and/or instructions contained in any such Electronic Records.

Seller agrees to adopt as its Electronic Signature its user identification codes, passwords, personal identification numbers, access codes, a facsimile image of a written signature and/or other symbols or processes as provided or required by Buyer from time to time (as a group, any subgroup thereof or individually, hereinafter referred to as Seller’s Electronic Signature). Seller acknowledges that Buyer will rely on any and all Electronic Records and on Seller’s Electronic Signature transmitted or submitted to Buyer.

Buyer shall not be liable for the failure of either its or Seller’s internet service provider, or any other telecommunications company, telephone company, satellite company or cable company to timely, properly and accurately transmit any Electronic Record or fax copy.

Before engaging in Electronic Transactions with Seller, Buyer may provide Seller, or require Seller to create, user identification codes, passwords, personal identification numbers and/or access codes, as applicable, to permit access to Buyer’s computer information processing system. Seller shall be fully responsible for protecting and safeguarding any and all user identification codes, passwords, personal identification numbers and access codes provided or required by Buyer. Seller shall adopt and maintain reasonable security measures to prevent the loss, theft or unauthorized or improper disclosure or use of any and all user identification codes, passwords, personal identification numbers and/or access codes by Persons other than the individual Person who is authorized to use such information.

Seller understands and agrees that they shall be fully responsible for protecting and safeguarding their computer hardware and software from any and all (a) computer “viruses,” “time bombs,” “trojan horses” or other harmful computer information, commands, codes or programs that may cause or facilitate the destruction, corruption, malfunction or appropriation of, or damage or change to, any of Seller’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes and (b) computer “worms,” “trap doors” or other harmful computer information, commands, codes or programs that enable unauthorized access to Seller’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes.

Seller agrees that Buyer may, in its sole discretion and from time to time, without limiting Seller’s liability set forth herein, establish reasonable minimum security standards that Seller must, at a minimum, comply with in an effort to (x) protect and safeguard any and all user identification codes, passwords, personal identification numbers and/or access codes from loss, theft or unauthorized disclosure or use; and (y) prevent the infiltration and “infection” of Seller’s hardware and/or software by any and all computer “viruses,” “time bombs,” “trojan horses,” “worms,” “trapdoors” or other harmful computer codes or programs.

If Buyer, from time to time, establishes minimum security standards, Seller shall comply with such minimum security standards within the time period established by Buyer. Buyer shall have the right to confirm Seller’s compliance with any such minimum security standards. Seller’s compliance with such minimum security standards shall not relieve Seller from any of its liability set forth herein.

Whether or not Buyer establishes minimum security standards, Seller shall continue to be fully responsible for adopting and maintaining reasonable security measures that are consistent with the risks associated with conducting electronic transactions with Buyer. Seller’s failure to adopt and maintain reasonably appropriate security measures or to comply with any such minimum security standards established by Buyer may result in termination of Seller’s access to Buyer’s computer information processing systems but shall in no event result in a Default or Event of Default hereunder.

SECTION 26.	Entire Agreement; Severability; Single Agreement

This Agreement, together with the Program Documents, constitute the entire understanding between Buyer and Seller Parties with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Seller Parties each acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and each Seller Party agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 27.	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER PARTY SHALL BE GOVERNED BY E-SIGN.

SECTION 28.	Submission to Jurisdiction; Waivers

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)         SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER PROGRAM DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)             AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED;

(iv)             AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW;

(v)               WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; AND

(vi)            WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

SECTION 29.	No Waivers, Etc.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Program Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Program Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

SECTION 30.	Netting

If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder (a) all amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402; (b) the payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 31.	Confidentiality

Buyer and each Seller Party hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Program Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) such information is being disclosed to an Affiliate of the disclosing party or its or their respective directors, officers, employees, agents or representatives, (ii) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or any court orders or other Requirements of Law, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) in the event of an Event of Default, Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder (v) by Buyer in connection with any marketing material undertaken by Buyer; provided that Buyer shall only disclose Seller’s name, the Effective Date of the Agreement and the Maximum Aggregate Purchase Price.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment and tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment and tax structure; provided that no Seller Party or Affiliate thereof may disclose the name of or identifying information with respect to Buyer, its Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Pricing Rate, Upfront Fee, Facility Exit Fee and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. The provisions set forth in this Section 31 shall survive the termination of this Agreement.

SECTION 32.	Intent

(a)               The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)               Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)               The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)               It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)               This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

(f)                Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

SECTION 33.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that (a) in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the Securities Exchange Act of 1934, as amended from time to time, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other party with respect to any Transaction hereunder and (b) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 34.	CONFLICTS

In the event of any conflict between the terms of this Agreement, any other Program Document and any Transaction Request and Confirmation, the documents shall control in the following order of priority: first, the terms of the Transaction Request and Confirmation shall prevail, then the terms of the Pricing Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Document shall prevail.

SECTION 35.	Miscellaneous

(a)               Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, UETA and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

(b)               Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)               Acknowledgment. Each Seller Party hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents; (ii) Buyer has no fiduciary relationship to any Seller Party; and (iii) no joint venture exists between Buyer and any Seller Party.

(d)               Documents Mutually Drafted. Seller Parties and Buyer agree that this Agreement each other Program Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

(e)               Amendments. This Agreement and each other Program Document may be amended from time to time only by prior written agreement of Buyer and Seller.

(f)                Authorizations. Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for such Seller Party, under this Agreement. Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Buyer under this Agreement.

SECTION 36.	General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation by reason of enumeration; (g) all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and (h) all references herein or in any Program Document to “good faith” means good faith as defined in Section 1-201(b)(20) of the UCC as in effect in the State of New York.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

UBS AG, BY AND THROUGH ITS BRANCH
OFFICE AT 1285 AVENUE OF THE
AMERICAS, NEW YORK, NEW YORK

By:	/s/ Andrew Lisa
Name: Andrew Lisa
Title: Associate Director

By:	/s/ David Schell
Name: David Schell
Title: Managing Director

Address for Notices:

1285 Avenue of the Americas, 8th Floor
New York, New York 10019
Attention: David Schell
Telephone No: 212-713-3375
E-mail: david.schell@ubs.com

With a copy to:

Chad Eisenberger
Executive Director & Counsel
UBS Business Solutions LLC
1285 Avenue of the Americas
New York, NY 10019
Phone: 212-821-4885
Email: Chad.Eisenberger@ubs.com

Signature Page to Master Repurchase Agreement

SELLER:

RMTG LENDER LLC, as Seller

By:	/s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer and Treasurer

Address for Notices:

RMTG Lender LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention:	G. Douglas Lanois
Phone: (617) 658-0755
Email: dlanois@tremontadv.com

with copies to:

The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention:	Jennifer B. Clark, Esq.
Phone: (617) 796-8183
Email: jclark@rmrgroupadvisors.com

and

Goulston & Storrs
400 Atlantic Avenue
Boston, Massachusetts 02110
Attention:	James H. Lerner, Esq.
Phone: (617) 574-3525
Email: jlerner@goulstonstorrs.com

Signature Page to Master Repurchase Agreement

SCHEDULE 1(a)

REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING OF COMMERCIAL MORTGAGE LOANS

Seller makes the representations and warranties set forth below to Buyer, with respect to each Purchased Asset that is a Commercial Mortgage Loan, as of the Purchase Date of such Commercial Mortgage Loan. Solely for purposes of determining Market Value from and after the Purchase Date, the below representations and warranties shall be deemed remade on each day while the Program Documents and the related Transaction hereunder are in full force and effect, it being acknowledged and agreed, that, subject to Section 13(b) of the Agreement, no inaccuracy in any such representation or warranty (whether known or unknown) at the time deemed to be remade by operation of this sentence shall in no event in of itself constitute a Default or Event of Default hereunder. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty. Each of the following representations when made is qualified to the extent of any information disclosed by Seller in the applicable Transaction Request and Confirmation and related Schedule of Exceptions. For purposes of this Schedule 1(a), “knowledge” of Seller shall mean actual knowledge of any senior officer thereof, including, without limitation, the CEO, CFO or Secretary.

(1)	Whole Loan; Ownership of Commercial Mortgage Loans. Each Commercial Mortgage Loan is a whole loan and not a participation interest in a Commercial Mortgage Loan. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation (other than with respect to the Participation Interests) or pledge, and Seller had good title to, and was the sole owner of, each Commercial Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Commercial Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Commercial Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Commercial Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Commercial Mortgage Loan.

(2)	Commercial Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Obligor, guarantor or other obligor in connection with such Commercial Mortgage Loan is the legal, valid and binding obligation of the related Obligor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Commercial Mortgage Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Commercial Mortgage Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Sch. 1(a)-1

Except as set forth in the immediately preceding sentences, to Seller’s knowledge, there is no valid offset, defense, counterclaim or right of rescission available to the related Obligor with respect to any of the related Mortgage Notes, Mortgages or other Commercial Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by any Seller in connection with the origination of the Commercial Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Commercial Mortgage Loan Documents.

(3)	Mortgage Provisions. The Commercial Mortgage Loan Documents for each Commercial Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Asset File or as otherwise provided in the related Commercial Mortgage Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Commercial Mortgage Loan guaranty, participation agreement, if applicable, and related Commercial Mortgage Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Commercial Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Obligor nor the related guarantor has been released from its material obligations under the Commercial Mortgage Loan or participation agreement, if applicable. With respect to each Commercial Mortgage Loan, except as contained in a written document included in the Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Commercial Mortgage Loan consented to by Seller on or after the Purchase Date.

Sch. 1(a)-2

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each Assignment of Mortgage and assignment of Assignment of Leases to the Buyer constitutes a legal, valid and binding assignment to the Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Obligor, or such consent has been obtained. Each related Mortgage is a legal, valid and enforceable first lien on the related Obligor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Commercial Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in the Schedule of Exceptions (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions), as of the Purchase Date, to Seller’s knowledge, is, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no circumstances exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Commercial Mortgage Loan is covered by an ALTA loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Commercial Mortgage Loan (or with respect to a Commercial Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Obligor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. No Seller, nor to any Seller’s knowledge, any other holder of the Commercial Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

Sch. 1(a)-3

(7)	Junior Liens. It being understood that B-Notes secured by the same Mortgage as a Commercial Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to Seller’s knowledge, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). No Seller has knowledge of any mezzanine debt secured directly by interests in the related Obligor other than as disclosed in the related Asset File.

(8)	Assignment of Leases. There exists as part of the related Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Obligor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Commercial Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	[Intentionally Omitted].

(10)	Condition of Property. Seller or the originator of the Commercial Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Commercial Mortgage Loan and within twelve months of the Purchase Date.

An engineering report or property condition assessment was obtained for each Commercial Mortgage Loan that is dated not more than twelve months prior to the Purchase Date. To Seller’s knowledge, based solely upon such reports, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance (after payment of any applicable deductible) or for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Commercial Mortgage Loan.

Sch. 1(a)-4

(11)	Taxes and Assessments. To Seller’s knowledge, all real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. To Seller’s knowledge, as of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened in writing, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Commercial Mortgage Loan. To Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Obligors and guarantors, and the ESA (as defined in paragraph (40)), on and as of the date of origination and as of the Purchase Date, there was no pending or filed action, suit or proceeding, involving any Obligor, guarantor, or Obligor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Obligor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Obligor’s ability to perform under the related Commercial Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Commercial Mortgage Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Commercial Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Commercial Mortgage Loan Documents are being conveyed by Seller to Buyer or its servicer.

Sch. 1(a)-5

(15)	No Holdbacks. The principal balance as of the Purchase Date of the Commercial Mortgage Loan set forth on the mortgage loan schedules has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except (x) with respect to a Commercial Mortgage Loan with a Future Funding Obligation or deemed advance provision or (y) in those cases where the full amount of the Commercial Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Obligor or other considerations determined by Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage or Commercial Mortgage Loan Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Commercial Mortgage Loan Documents and the Insurance Rating Requirements, in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Commercial Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Obligor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Commercial Mortgage Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Commercial Mortgage Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Obligor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Obligor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Commercial Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

Sch. 1(a)-6

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of fifty (50) years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was issued by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The Commercial Mortgage Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Commercial Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Commercial Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Commercial Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Each related Commercial Mortgage Loan obligates the related Obligor to maintain all such insurance and, at such Obligor’s failure to do so, authorizes the lender to maintain such insurance at the Obligor’s cost and expense and to charge such Obligor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)	Access; Utilities; Separate Tax Lots. To Seller’s knowledge, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Commercial Mortgage Loan requires the Obligor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carve out guarantor under the Commercial Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

Sch. 1(a)-7

(18)	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Commercial Mortgage Loan, all material improvements that were included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of the origination of such Commercial Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments that do not violate the terms of the easement, do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Commercial Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by any Seller (except an ARD loan).

(20)	Financing Statements. Uniform Commercial Code financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places to the extent necessary, to such Seller’s knowledge, to perfect a valid first priority security interest in all items of personal property located on the Mortgaged Property that are owned by the Obligor and either (i) are reasonably necessary to operate the Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Commercial Mortgage Loan) material to the value of the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Commercial Mortgage Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with the related Commercial Mortgage Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding the foregoing, no representation is made as to perfection of security interests in personal property to the extent action, possession or control beyond the filing of the Uniform Commercial Code financing statements is required in order to effect such perfection.

Sch. 1(a)-8

(21)	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Commercial Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that Seller held the Mortgage Note, such Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Commercial Mortgage Loan by the Buyer.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing a Commercial Mortgage Loan as of the date of origination of such Commercial Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Commercial Mortgage Loan. The terms of the Commercial Mortgage Loan Documents require the Obligor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

Sch. 1(a)-9

(25)	Licenses and Permits. Each Obligor covenants in the Commercial Mortgage Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities, a consultant’s report, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans, all such material licenses, permits and applicable governmental authorizations are in effect. The Commercial Mortgage Loan requires the related Obligor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Commercial Mortgage Loan Documents for each Commercial Mortgage Loan provide that (a) the related Obligor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Obligor and/or its principals specified in the related Commercial Mortgage Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an Event of Default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Commercial Mortgage Loan Documents, and (b) the Commercial Mortgage Loan shall become full recourse to the related Obligor and at least one individual or entity, upon the occurrence of certain events or acts specified in the related Commercial Mortgage Loan Documents, including the filing by the related Obligor of a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Commercial Mortgage Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Commercial Mortgage Loan, (b) upon payment in full of such Commercial Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Commercial Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(28)	Financial Reporting and Rent Rolls. The Commercial Mortgage Loan Documents for each Commercial Mortgage Loan require the Obligor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Commercial Mortgage Loan with more than one Obligor are in the form of an annual combined balance sheet of the Obligor entities (and no other entities), together with the related combined statements of operations, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

Sch. 1(a)-10

(29)	Acts of Terrorism Exclusion. With respect to each Commercial Mortgage Loan over $25 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Commercial Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Commercial Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Commercial Mortgage Loan, the related Commercial Mortgage Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Obligor under each Commercial Mortgage Loan is requested to carry terrorism insurance, but in such event the Obligor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Commercial Mortgage Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Commercial Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Obligor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Sch. 1(a)-11

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Commercial Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Commercial Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Commercial Mortgage Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Commercial Mortgage Loan Documents), (a) the related Mortgaged Property, or any controlling interest in the related Obligor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Commercial Mortgage Loan Documents, (iii) transfers that do not result in a change of Control of the related Obligor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Obligor, a specific Person designated in the related Commercial Mortgage Loan Documents or a Person satisfying specific criteria identified in the related Commercial Mortgage Loan Documents, such as a qualified equity holder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (27) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Commercial Mortgage Loan of permitted future mezzanine debt, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Commercial Mortgage Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Commercial Mortgage Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Obligor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance; provided, however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent and the payment of a required transfer fee.

(31)	Single-Purpose Entity. Each Commercial Mortgage Loan requires the Obligor to be a Single-Purpose Entity for at least as long as the Commercial Mortgage Loan is outstanding. Both the Commercial Mortgage Loan Documents and the organizational documents of the Obligor with respect to each Commercial Mortgage Loan with an outstanding principal balance in excess of $5 million provide that the Obligor is a Single-Purpose Entity, and each Commercial Mortgage Loan with an outstanding principal balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Obligor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Commercial Mortgage Loan has an outstanding principal balance equal to $5 million or less, its organizational documents or the related Commercial Mortgage Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Commercial Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Commercial Mortgage Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Commercial Mortgage Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than an Obligor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

Sch. 1(a)-12

(32)	[Intentionally Omitted].

(33)	Floating Interest Rates. The interest rate of each Commercial Mortgage Loan that bears interest at a floating rate of interest is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate). For this purpose, “LIBOR” shall mean, the interest rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate, which rate is approved by Seller, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Seller from time to time), at or about 11:00 a.m., London time, on the applicable determination date, for U.S. Dollar deposits with a term of one (1) month commencing that day; provided that (a) to the extent a comparable or successor rate is approved by the Seller in connection herewith, the approved rate will be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Seller, such approved rate will be applied in a manner as otherwise reasonably determined by the Seller, and (b) if such rate shall be less than zero, such rate will be deemed zero.

(34)	Interest Rate Protection Agreements. If the related Commercial Mortgage Loan bears a floating rate, then Seller has obtained an interest rate protection agreement in the form of a cap with respect to the related Commercial Mortgage Loan, in form and substance reasonably acceptable to Buyer.

(35)	Ground Leases. With respect to any Commercial Mortgage Loan where the Commercial Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of any Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified in any material respect, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Commercial Mortgage Loan except as reflected in any written instruments which are included in the related Asset File;

Sch. 1(a)-13

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Obligor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Commercial Mortgage Loan, or ten (10) years past the stated maturity if such Commercial Mortgage Loan fully amortizes by the stated maturity (or with respect to a Commercial Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Commercial Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Commercial Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	Seller have not received any written notice of material default under or notice of termination of such Ground Lease that remains uncured. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any material default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Commercial Mortgage Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Commercial Mortgage Loan, together with any accrued interest;

Sch.1(a)-14

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Commercial Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)	Servicing. The servicing and collection practices used by Seller with respect to the Commercial Mortgage Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(37)	Origination and Underwriting. If Seller was the originator, the origination practices of Seller with respect to each Commercial Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Commercial Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Commercial Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Schedule 1.

(38)	No Material Default; Payment Record. No Commercial Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Commercial Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Commercial Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Commercial Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Schedule 1. No person other than the holder of such Commercial Mortgage Loan may declare any event of default under the Commercial Mortgage Loan or accelerate any indebtedness under the Commercial Mortgage Loan Documents.

Sch.1(a)-15

(39)	Bankruptcy. As of the date of origination of the related Commercial Mortgage Loan and to Seller’s knowledge as of the Purchase Date, no Obligor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Obligor. With respect to each Commercial Mortgage Loan, in reliance on certified copies of the organizational documents of the Obligor delivered by the Obligor in connection with the origination of such Commercial Mortgage Loan, the Obligor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Commercial Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Commercial Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of Environmental Conditions at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Obligor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Obligor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer meeting the Insurance Rating Requirements; (E) a party not related to the Obligor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Obligor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property. The Commercial Mortgage Loan Documents require the Obligor to comply with all Environmental Laws.

Sch.1(a)-16

(42)	Appraisal. The Credit File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Commercial Mortgage Loan origination date, and within one hundred eighty (180) of the Purchase Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Obligor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Commercial Mortgage Loan.

(43)	Commercial Mortgage Loan Schedule. The information pertaining to each Commercial Mortgage Loan which is set forth in the mortgage loan schedule is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

(44)	Cross-Collateralization. Each Commercial Mortgage Loan that is cross-collateralized or cross-defaulted is cross-collateralized or cross-defaulted only with other Commercial Mortgage Loans that are subject to Transactions under this Agreement.

(45)	Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Obligor other than in accordance with the Commercial Mortgage Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Obligor or an affiliate for, or on account of, payments due on the Commercial Mortgage Loan (other than as contemplated by the Commercial Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Commercial Mortgage Loan Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Obligor under a Commercial Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Commercial Mortgage Loan, the failure to comply with which would have a material adverse effect on the Commercial Mortgage Loan.

Sch.1(a)-17

SCHEDULE 1(b)

REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING OF PARTICIPATION INTERESTS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Participation Interest, that as of the Purchase Date and at all times while the Program Documents and the related Transaction hereunder is in full force and effect. With respect to those representations and warranties which are made to the knowledge of any Seller Party or to the best of any Seller Party’s knowledge or if there is any limitation as to the scope any representation by a knowledge qualifier, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty. Each of the following representations when made is qualified to the extent of any information disclosed by Seller in the applicable Transaction Request and Confirmation and related Schedule of Exceptions. Whenever reference is made to the “knowledge” of a Seller Party in this Schedule 1(b), same shall mean the actual knowledge of the Responsible Officers.

(1)	Commercial Mortgage Loans. If the Participation Interest represents a Participation Interest in a Commercial Mortgage Loan, the representations and warranties with respect to the related Commercial Mortgage Loan set forth on Schedule 1(a) are true and correct in all material respects.

(2)	Performing Loans. The Participation Interest is a performing participation interest in a performing Commercial Mortgage Loan evidenced by a Participation Certificate. Each Participation Interest is (a) a senior or pari passu senior interest in a whole mortgage loan or (b) a junior or pari passu interest in a whole mortgage loan, with the respective senior or pari passu interest in such whole mortgage loan also subject to a Transaction under the Agreement.

(3)	Marketable Title. Immediately prior to the transfer and assignment to the Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Participation Interest, Seller is transferring such Participation Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Interest, and no Participation Interest document is subject to any assignment (other than assignments to Seller), participation, or pledge.

(4)	No Liens. To Seller’s knowledge, no default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Participation Interest in respect of the related Mortgage Loan (as applicable) unless such interests are subject to a Transaction hereunder and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien or other interest that does not also apply prorata to the Participation Interest.

Sch.1(b)-1

(5)	No Breach. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Interest, (ii) material non-monetary default, breach or violation exists with respect to such Participation Interest, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration with respect to such Participation Interest.

(6)	Securities. None of the Participation Interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is Investment Property, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset. None of the Commercial Mortgage Loan Documents for the Participation Interest consists of Instruments. For purposes of this paragraph (6), capitalized terms undefined in this Agreement have the meaning given to such term in the Uniform Commercial Code.

(7)	Bankruptcy. To Seller’s knowledge, no issuer of the Purchased Asset, no co-participant and no Obligor related to any Mortgage Loan, is a debtor in any state or federal bankruptcy or insolvency proceeding.

(8)	Affiliates. The Obligor related to a Mortgage Loan is not an Affiliate of Seller.

(9)	Intercompany Transfers. Except as disclosed in the summary information delivered to the Buyer and previous intercompany transfers, no Participation Interest has been acquired by an Affiliate of Seller other than a direct parent of Seller.

(10)	No Default. (i) To Seller’s knowledge, there is no material default, breach, or violation existing under the related Participation Interest documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, or violation, provided, however, that this representation and warranty does not cover any default, breach, or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Schedule 1(b), and (ii) Seller has not waived any material default, breach, or violation under such Participation Interest documents, in the case of either (i) or (ii), that materially and adversely affects the value of the Participation Interest, provided, however, that this representation and warranty does not cover any default, breach, or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Schedule 1(b). Pursuant to the terms of the related Participation Interest documents no Person or party other than the holder of such Participation Interest may declare any event of default under such Participation Interest documents.

(11)	Asset File. To Seller’s knowledge, the Asset File delivered by a Seller Party with respect to such Participation Interest (i) represents a true and correct copy of the documents contained therein and each Asset Schedule, together with all other information contained therein prepared by a Seller Party and delivered by such Seller Party to Buyer immediately prior to the Purchase Date, (ii) is true and correct, (iii) conforms in all material respects to the Summary Diligence Materials previously provided to Buyer and pursuant to which Buyer has elected to enter into the Transaction, and (iv) constitutes all material documents evidencing and/or securing such Participation Interest and such documents have not been materially amended or modified except as set forth in the documents contained in the Asset File delivered by such Seller Party.

Sch.1(b)-2

SCHEDULE 2

RESPONSIBLE OFFICERS

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Authorized Signature
Tom Lorenzini	President	/s/ Thomas J. Lorenzini
G. Douglas Lanois	Chief Financial Officer, Assistant Secretary and Treasurer	/s/ G. Douglas Lanois
Jennifer Clark	Secretary	/s/ Jennifer B. Clark

Authorized Representatives to Master Repurchase Agreement

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Buyer under this Agreement:

AUTHORIZED REPRESENTATIVES OF UBS AG

Name	Title	Signature
David Schell	Managing Director	/s/ David Schell
Andrew Lisa	Associate Director	/s/ Andrew Lisa
Nicholas Galeone	Executive Director	/s/ Nicholas Galeone
Jared Randall	Executive Director	/s/ Jared Randall

Authorized Representatives to Master Repurchase Agreement

SCHEDULE 3

SCHEDULED INDEBTEDNESS

NONE

Authorized Representatives to Master Repurchase Agreement

EXHIBIT A

FORM OF RELEASE LETTER

RMTG Lender LLC

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: G. Douglas Lanois

[Date]

Re: Master Repurchase Agreement, dated as of February 18, 2021 (the “Repurchase Agreement”), among RMTG Lender LLC (“Seller”), and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”).

Ladies and Gentlemen:

We hereby release all right, interest or claim of any kind with respect to the Purchased Asset(s) referenced below, such release to be effective automatically without any further action by any party, provided Buyer has received from Seller 100% of the Repurchase Price upon repurchase of any Purchased Asset in accordance with the wire instructions set forth on Schedule 1 hereto in immediately available funds, of an aggregate amount equal to $__________________. All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Repurchase Agreement.

Asset	Obligor	Asset Amount	Street Address (if applicable)	City (if applicable)	State (if applicable)	Zip (if applicable)

Very truly yours,

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

By:
Name:
Title:

Exh. A-1

By:
Name:
Title:

Exh. A-2

Wire Instructions:

UBS AG

Stamford, CT

ABA No. 026 007 993

Account No. 101WA 786 801 001

Reference: UBS- RMR Warehouse

Exh. A-3

EXHIBIT B

FORM OF DISTRIBUTION WORKSHEET

See attached.

Exh. B-1

EXHIBIT C

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that RMTG LENDER LLC (“Seller”) hereby irrevocably constitute and appoint UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:

(a)            in the name of Seller or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Master Repurchase Agreement (as amended, restated or modified, the “Repurchase Agreement”) dated February 18, 2021 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any such Assets whenever payable;

(b)           to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(c)          (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

(d)           for the purpose of carrying out the transfer of servicing with respect to the Assets from the Servicing to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing; and

(e)           for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, with respect to the Assets, those required by law.

Exh. C-1

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

Exh. C-2

IN WITNESS WHEREOF, Seller has caused this power of attorney to be executed and Seller’s seal to be affixed this __ day of _____, 20__.

RMTG LENDER LLC

By:
Name:
Title:

Signature Page to the Power of Attorney

Acknowledgment of Execution by Seller (Principal):

STATE OF )
)	ss.:
COUNTY OF )

On the ___ day of ___________, 202__ before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as for RMTG Lender LLC and that by his signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

_____________________________
Notary Public

My Commission expires __________________

Signature Page to the Power of Attorney

EXHIBIT D

FORM OF TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Master Repurchase Agreement, dated as of February 18, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among RMTG LENDER LLC (“Seller”) and UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK (the “Buyer”). Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:

1.	It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for U.S. federal income tax purposes (in which case a copy of this Tax Compliance Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Agreement.

3.	It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of any Seller Party within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.	It is not a controlled foreign corporation that is related to any Seller Party within the meaning of section 881(c)(3)(C) of the Code.

6.	Amounts paid to it under the Agreement and the other Program Documents (as defined in the Agreement) are not effectively connected with its conduct of a trade or business in the United States.

Dated:

[NAME OF UNDERSIGNED]

By:
Name:
Title:

Exh. D-1

EXHIBIT E

RESERVED

Exh. E-1

EXHIBIT F

FORM OF TRANSACTION REQUEST AND CONFIRMATION

[DATE]

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York

1285 Avenue of the Americas, 8th Floor

New York, New York 10019

Attention: David Schell

Re:	Master Repurchase Agreement, dated as of February 18, 2021 (the “Agreement”), among RMTG Lender LLC (“Seller’) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”).

Eligible Asset:

Original Principal Amount of Note:

Purchase Price:

Ladies and Gentlemen:

Pursuant to the Agreement, Seller hereby requests that Buyer enter into a Transaction to purchase the Eligible Assets listed on the Asset Schedule attached hereto as Annex 1 in accordance with the Agreement.

In connection with this Transaction Request and Confirmation, the undersigned hereby certifies that: (i) each of the Transaction conditions precedent set forth in Section 3 of the Agreement has been satisfied as of the date hereof, or will be satisfied on the proposed Purchase Date (other than the conditions precedent set forth in clauses (i), (vii), (viii), (x), (xi), (xii) and (xv) of Section 3(b) of the Agreement); (ii) attached hereto as Annex 2 is the Purchase Closing Statement for the Eligible Asset; and (iii) attached hereto is (x) the Summary Diligence Materials relating to the Eligible Asset described on Annex 3 hereto, and (y) with respect to the Eligible Asset, an Asset Schedule attached hereto as Annex 1.

Seller hereby acknowledges that this Transaction Request and Confirmation shall not be binding upon Buyer unless and until Buyer has countersigned this Transaction Request and Confirmation and delivered it to Seller.

Buyer confirms its agreement to enter into a Transaction to purchase the Eligible Assets which are Purchased Assets listed in Annex I hereto in accordance with the terms listed in Annex I, pursuant to the Master Repurchase Agreement between Buyer, Seller dated as of February 18, 2021 (the “Agreement”).

Buyer and Seller hereby confirm that after giving effect to the Transaction contemplated under this Transaction Request and Confirmation, the Maximum Aggregate Purchase Price shall mean $___________________.

Exh. F-1

[TO BE USED IF PRODUCTS ADDED: From and after the date hereof, all references to the representations and warranties set forth on Schedule 1 to the Agreement with respect to [Product Name] (but only [Product Name] and no other Approved Products shall be deemed modified as follows:

[Insert any changes to the applicable Approved Product]

From and after the date hereof, all references to the following definitions set forth in the Agreement with respect to [Product Name] (but only as to [Product Name] and no other Approved Products) shall be deemed modified as follows:

[Insert any changes for the applicable Product]]

Exh. F-2

All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Agreement. The Agreement is incorporated by reference into this Transaction Request and Confirmation, and is made a part hereof as if it were fully set forth herein and as evidenced hereby until all amounts due in connection with this Transaction are paid in full.

RMTG LENDER LLC

By:
Name:
Title:

Exh. F-3

Buyer hereby agrees to purchase the Eligible Assets set forth in this Transaction Request and Confirmation pursuant to the provisions of the Agreement and the terms hereof.

With respect to the representations and warranties of Seller made pursuant to Section 11 of the Agreement and Schedule 1 thereto, Buyer hereby acknowledges and consents to the exceptions to such representations and warranties, if any.

Agreed and Accepted:

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

By:
Name:
Title:

By:
Name:
Title:

Exh. F-4

Annex 1 to Exhibit F

ASSET SCHEDULE

1

Property Summary
Loan Name	City	State	# of Prop	Property Type	Property Size	Unit of Measure

Loan Amounts				NCF Dates
Loan Name	Warehoused Debt	RMTG Lender LLC Loan Amount	UBS Allocated Loan Amt	Note Date	RMTG Lender LLC Update	RMTG Lender LLC NCF at Origination	RMTG Lender LLC NCF Updated	UBS NCF at Repo Fin

1 Any Asset Schedule attached electronically to any Transaction Request and Confirmation shall be attached as a “pdf” file

Annex 1  to Exhibit F

DSCR/DY Summary
Loan Name	UBS Update DSC	RMTG Lender LLC at Close DSCR	RMTG Lender LLC Update DSCR	UBS at Repo Fin DSCR	Facility Minimum	Cushion	DY on Senior Debt	65% Adv. Rate DY	DY to RMTG Lender LLC Last Dollar	Facility Minimum	Cushion

LTV/LTC Summary
Loan Name	UBS Updated LTV	RMTG Lender LLC at Close LTV	UBS at Close LTV	Facility Maximum	Cushion	UBS Last $ Out LTV	LTC RMTG Lender LLC Debt Position	Loan Purpose

Exh. J-7

Annex 2 to Exhibit F

PURCHASE CLOSING STATEMENT

UBS AG RMTG Lender LLC Facility Funding Memorandum

To:	U.S. Real Estate Finance Group
From:	RMTG Lender LLC
Date:	[_____]
Subject:	[ASSET NAME]

Please wire the following:

WIRE I:

Funding for:		Loan Amount	Advance Rate			Advance Amount
[ASSET NAME]	$	[_________]	[___]	%	$	[_________]
Total Advance Amount	$	[_________]	[___]	%	$	[_________]
Expenses					$	[___]
Total Amount of Wire					$	[_________]

Wire Instructions

Bank Name	PNC Bank, NA
Routing #:	031207607
Acct Name:	RMTG Lender LLC
Acct Number:	8026470306

_____________________________

Name:

Title:

Annex 2 to Exhibit F

Annex 3 to Exhibit F

SUMMARY DUE DILIGENCE MATERIALS

For Commercial Mortgage Loans:

1. Underwriting

2. Appraisal

3. Engineering

4. Environmental

5. Current Financial Statements

6. Current Rent Roll

7. Closing Binder

For Participation Interests:

1. Underwriting

2. Appraisal

3. Engineering

4. Environmental

5. Current Financial Statements

6. Current Rent Roll

7. Closing Binder

8. Documents Evidencing Participation Agreement

9. Participation Certificate (if any)

Exh. G-2

EXHIBIT G

FORM OF NOTICE TO OBLIGOR

NOTICE TO OBLIGOR

[            ]

[Name of Borrower]
[Address]
[            ]
Fax:
Phone:

[Name of Borrower]
[Address]
[            ]
Fax:
Phone:

Re:             Transfer of Loan

Ladies and Gentlemen:

We hereby notify you that your asset [Identify Asset] has been transferred to UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York and _______________________ will be the servicer of your loan. As such all future payments shall be made to the following account:

Wire Instructions:
Account #:
Account Name:
Attention:
Reference:

Please send all questions and correspondence to the following address:

__________________________
__________________________
__________________________
__________________________

Very truly yours,

Exh. G-2

RMTG Lender LLC, as Seller

By:
Name:
Title:
Date:

Exh. G-2

EXHIBIT H

REQUEST FOR REPURCHASE AND CONFIRMATION

[DATE]

To:	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York
1285 Avenue of the Americas, 8th Floor
New York, New York 10019
Attention: David Schell
Telephone No: 212-713-3375
E-mail: david.schell@ubs.com

Re:	Master Repurchase Agreement, dated as of February 18, 2021 (the “Agreement”), among RMTG LENDER LLC (“Seller”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Agreement.

In connection with the Purchased Assets currently subject to a Transaction under the Agreement, we request the repurchase of those certain Purchased Asset(s) described on Schedule A attached hereto [and release of any and all liens placed by Buyer thereon].

Buyer and Seller hereby confirm that after giving effect to the repurchase contemplated under this Request for Repurchase and Confirmation, the Maximum Aggregate Purchase Price shall mean $___________________.

Exh. H-1

Very truly yours,

RMTG Lender LLC, as Seller

By:
Name:
Title:

Exh. H-2

SCHEDULE A

Seller requests to repurchase the following Purchased Asset(s):

1.              [       ]

Exh. H-3

EXHIBIT I

FORM OF CUSTODIAL DELIVERY LETTER

On this ___ day of ____________, 202_, RMTG Lender LLC (“Seller”), as Seller under that certain Master Repurchase Agreement, dated as of February 18, 2021 (as amended from time to time the “Repurchase Agreement”) between Seller and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“Buyer”), does hereby deliver to Wells Fargo Bank, N.A. (“Custodian”), as custodian under that certain Custodial Agreement, dated as of February 18, 2021, as amended from time to time, among Buyer, Seller and Custodian, the Asset Files with respect to the Purchased Assets to be transferred to Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Asset Files to ascertain delivery of the documents pursuant to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

Exh. I-2

IN WITNESS WHEREOF, Seller has caused their names to be signed hereto by their officers thereunto duly authorized as of the day and year first above written.

RMTG Lender LLC, as Seller

By:
Name:
Title:

Exh. I-2

EXHIBIT J

[FORM OF ESCROW INSTRUCTION LETTER]

[DATE]

[NAME OF TITLE COMPANY] (“Title Company”)

[TITLE COMPANY ADDRESS]

Re:	$[______] Loan (the “Loan”) being made by [_________] (“Lender”) to [______], a [_______] (“Borrower”), secured by property commonly known as [______] (the “Property”)

Ladies and Gentlemen:

On or promptly after the date hereof, Title Company shall receive in one or more wire transfers (a) $[___________] from Lender (the “Lender Proceeds”) and (b) $_________ from UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “UBS Proceeds”; collectively with the Lender Proceeds, the “Proceeds”). The total amount of the Proceeds is equal to $[___________]. The Lender Proceeds shall be wired to Title Company by Lender, and the UBS Proceeds shall be wired to Title Company by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (herein, “Buyer”) pursuant to the wiring instructions of [_________] attached hereto as Exhibit A.

On or before the date hereof, Title Company has received an executed counterpart of each of the following instruments with respect to the Property (collectively, the “[ ] Assignment Documents”):

(A)	[Assignment of Mortgage] by Lender to [________] (“[________]”);

(B)	Assignment of Assignment of Leases and Rents from Lender to [________]; and

(C)	A UCC-3 Financing Statement Amendment assigning the interests of Lender to [_________] to be filed with the ___________ County Recorder's Office.

By Title Company’s acceptance of this letter (this “Escrow Instruction Letter”), Title Company hereby irrevocably agrees that:

(a)           Upon receipt of the Proceeds, Title Company will advise Lender’s Counsel and Buyer’s Counsel (as defined below) in writing (which may be by e-mail transmission) of such receipt; and

(b)           Upon written instruction (which may be by e-mail transmission) from both (i) [ ] or another attorney at Alston & Bird LLP (herein, “Buyer’s Counsel”), on behalf of Buyer, and (ii) _____________________ or another attorney at _____________________ (herein, “Lender’s Counsel”), on behalf of Lender, Title Company will promptly disburse the Proceeds in accordance with the settlement statement and disbursement instructions provided by Lender’s Counsel as signed by Borrower, in accordance with that certain Escrow Letter dated as of the date hereof by and among Title Company, Borrower and Lender’s Counsel (the “Escrow Letter”); and

Exh. J-1

(c)           Promptly upon disbursement of the Proceeds as aforesaid, Title Company will cause the [ ] Assignment Documents to be delivered as directed by Buyer’s Counsel.

Notwithstanding anything to the contrary contained herein, Title Company hereby agrees not to disburse any of the Proceeds until written authorization (which may be by e-mail transmission) has been provided to Title Company by both (i) Buyer’s Counsel and (ii) Lender’s Counsel.

In the event that Title Company has not received written authorization from both (i) Buyer’s Counsel and (ii) Lender’s Counsel on or prior to 2:00 PM (EDT) on [DATE], Title Company hereby agrees to contact both Lender’s Counsel and Buyer’s Counsel for instructions as to the disposition of the Proceeds (and, in the absence of joint instructions, to comply with the instructions of Lender’s Counsel as to the Lender Proceeds and the [[__] Assignment Documents] and to comply with the instructions of Buyer’s Counsel as to the UBS Proceeds).

This Escrow Instruction Letter may be executed in counterparts, all of which when taken together shall constitute one and the same instrument. A signed counterpart of this Escrow Instruction Letter which is telecopied or electronically transmitted shall constitute an original.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Exh. K-2

Please acknowledge Title Company's receipt of the [[ ] Assignment Documents] and confirm Title Company's agreement to comply with the foregoing instructions by signing below and emailing a counter-signed copy of this Escrow Instruction Letter to the attention of the undersigned at [__________].

Very truly yours,

[_____________]

By:
[_________________]

cc:	[___________]

Exh. K-3

Acknowledged and Agreed:

[_______________________________]

By:
Name:
Title:

[_______________________________]

By:
Name:
Title:

Exh. J-4

Lender’s Counsel hereby signs to indicate its consent to the delivery of the [[ ] Assignment Documents] and disbursement of the Proceeds in accordance with this Escrow Instruction Letter.

[____________________________]

By:
Name:
Title:

Exh. J-5

Exhibit A

Title Company Wire Instructions

Exh. J-6